Exhibit 10.2

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***],

HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE

REGISTRANT TREATS AS PRIVATE AND CONFIDENTIAL.

COLLABORATION AND LICENSE AGREEMENT

THIS COLLABORATION AND LICENSE AGREEMENT (the “Agreement”) is entered into as of April 30, 2020 (the “Effective Date”), by and between ARS PHARMACEUTICALS, INC., a Delaware corporation (“ARS”), having an address of 3525 Del Mar Heights Rd., #855, San Diego, CA 92130, U.S., and ALFRESA PHARMA CORPORATION, a corporation organized under the laws of Japan (“ALFRESA”), having an address of 2-2-9 Kokumachi, Chuo-ku, Osaka 540-8575, Japan. ARS and ALFRESA may be referred to herein individually as a “Party” or collectively as the “Parties”.

RECITALS

WHEREAS, ARS is developing its proprietary Composition referred to as ARS-1, and owns or Controls certain ARS Technology (as each of these capitalized terms is defined below) relating to such Composition;

WHEREAS, ALFRESA is engaged in the research, development and commercialization of pharmaceutical products; and

WHEREAS, ALFRESA desires to obtain from ARS, and ARS desires to grant to ALFRESA, an exclusive license to develop, register, import, manufacture and commercialize products containing ARS-1 in the ALFRESA Territory (as defined below), all subject to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ARS and ALFRESA hereby agree as follows:

1.	DEFINITIONS

1.1 “Affiliate” means, with respect to a Party, any entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Party, but for only so long as such control exists. As used in this Section 1.1, “control” means (a) to possess, directly or indirectly, the power to direct the management or policies of an entity, whether through ownership of voting securities, or by contract relating to voting rights or corporate governance; or (b) direct or indirect beneficial ownership of more than fifty percent (50%) of the voting share capital or other equity interest in such entity. Notwithstanding the foregoing, for the purpose of this Agreement, as for ALFRESA, ALFRESA’s Affiliate or Affiliate of ALFRESA as the case may be, shall only mean an entity which ALFRESA controls, and entities which control ALFRESA or which are under the common control with ALFRESA shall be excluded from ALFRESA’s Affiliates or Affiliates of ALFRESA as the case may be, except that if ALFRESA is involved in a merger or acquisition transaction, then any such entity which controls or is under common control with ALFRESA after such merger or acquisition transaction and is engaged in the research, Development, manufacture, testing, use, or importation, offer for sale or sale of any Composition or Product in the Territory shall be included as an Affiliate of ALFRESA..

1.2 “ALFRESA Data” has the meaning set forth in Section 10.1(a).

1.3 “ALFRESA Indemnitee” has the meaning set forth in Section 12.1.

1.4 “ALFRESA Know-How” means all Know-How that ALFRESA or its Affiliates Control as of the Effective Date or during the Term that is necessary or reasonably useful for the research, Development, manufacture, testing, use, or importation of any Composition, or the research, Development, manufacture, use, importation, offer for sale or sale of any Product, in each case in the Field. The ALFRESA Know-How includes the ALFRESA Data.

1.5 “ALFRESA Patents” means all Patents that ALFRESA or its Affiliates Control as of the Effective Date or during the Term that would be infringed, absent a license or other right to practice granted under such Patents, by the research Development, manufacture, testing, use, or importation of any Composition, or the research Development, manufacture, use, importation, offer for sale or sale of any Product, in each case in the Field (considering, for this purpose, pending patent applications to be issued with the then-pending claims).

1.6 “ALFRESA Technology” means the ALFRESA Know-How and the ALFRESA Patents, including ALFRESA’s interest in the Joint Inventions and Joint Patents.

1.7 “ALFRESA Territory” means Japan.

1.8 “Alliance Manager” has the meaning set forth in Section 3.7.

1.9 “Applicable Laws” means the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, permits (including MAAs) of or from any court, arbitrator, Regulatory Authority or governmental agency or authority having jurisdiction over or related to the subject item.

1.10 “ARS Collaborator” means any Third Party licensee of ARS with respect to the Development and Commercialization of Compositions and Products in any country outside the ALFRESA Territory.

1.11 “ARS Data” has the meaning set forth in Section 10.1(a).

1.12 “ARS Indemnitee” has the meaning set forth in Section 12.2.

1.13 “ARS Know-How” means all Know-How that ARS Controls as of the Effective Date or during the Term, including the Joint Inventions, that is necessary or reasonably useful for the research, Development, manufacture, testing, use, or importation of any Composition, or the research, Development, manufacture, testing, use, or importation, offer for sale or sale of any Product, in each case in the Field in the ALFRESA Territory. The ARS Know-How includes the ARS Data. For clarity, the ARS Know-How includes the know-how and data of ARS’s CMO to the extent that these are necessary or reasonably useful for the manufacture of any Composition or Product; provided such Know-How is in ARS’s possession and ARS has the legal right to transfer such Know-How.

1.14 “ARS Patents” means all Patents in the ALFRESA Territory that ARS Controls as of the Effective Date or during the Term that would be infringed, absent a license or other right to practice granted to ALFRESA under such Patents, by the research, Development, manufacture, use, or importation of any Composition, or research, Development, manufacture, use, importation, offer for sale or sale of any Product, in the Field in the ALFRESA Territory (considering patent applications to be issued with the then-pending claims). The ARS Patents existing as of the Effective Date are set forth in Exhibit 1 hereof. Such list may be amended and updated from time to time when a new ARS Patent subject to the license contemplated under this Agreement is filed.

1.15 “ARS Technology” means the ARS Know-How, the ARS Patents, including ARS’s interest in the Joint Inventions and Joint Patents.

1.16 “Business Day” means a day other than a Saturday, Sunday or a bank or other public holiday in California, United States or in Osaka, Japan.

1.17 “Calendar Quarter” means each respective period of three (3) consecutive months ending on March 31, June 30, September 30, or December 31.

1.18 “Calendar Year” means each respective period of twelve (12) consecutive months ending on December 31.

1.19 “Claim” has the meaning set forth in Section 12.3.

1.20 “CMC” means chemistry, manufacturing, and control.

1.21 “CMO” means a Third-Party company who has contracted with either Party to Manufacture, or engage in Manufacturing activities, of Composition or the Product.

1.22 “Commercial Strategy” has the meaning set forth in Section 6.1.

1.23 “Commercial Supply Agreement” has the meaning set forth in Section 7.2(a).

1.24 “Commercialization” means the conduct of all activities undertaken before and after Regulatory Approval relating to the promotion, marketing, sale and distribution (including importing, exporting, transporting, customs clearance, warehousing, invoicing, handling and delivering Products to customers) of Products in the Field [***] including: (i) sales force efforts, detailing, advertising, medical education, planning, marketing, sales force training, and sales and distribution; (ii) scientific and medical affairs; and (iii) post- approval clinical trials. “Commercialize” and “Commercializing” have correlative meanings.

1.25 “Commercialization Plan” has the meaning set forth in Section 6.2.

1.26 “Commercially Reasonable Efforts” means [***].

1.27 “Committee” means the JSC, JDC, JCC or any subcommittee established by the JSC, as applicable.

1.28 “Composition” means (a) the combination of epinephrine + [***], or (b) [***].

1.29 “Confidential Disclosure Agreement” means that certain Confidential Disclosure Agreement between ARS and ALFRESA dated as of [***].

1.30 “Confidential Information” means all Know-How and other proprietary scientific, marketing, financial or commercial information or data that is not publicly available, and that is generated by or on behalf of a Party or its Affiliates or which one Party or any of its Affiliates has supplied or otherwise made available to the other Party or its Affiliates, whether made available orally, in writing, or in electronic or visual form, including information comprising or relating to concepts, discoveries, inventions, data, designs or formulae in relation to this Agreement. All ARS Technology will be ARS’s Confidential Information, all ALFRESA Technology will be deemed ALFRESA’s Confidential Information, and all Joint Inventions and Joint Patents will be deemed both Parties’ Confidential Information.

1.31 “Control” or “Controlled” means, with respect to any Know-How, Patents or other intellectual property rights, the legal authority or right (whether by ownership, license or otherwise but without taking into account any rights granted by one Party to the other Party pursuant to this Agreement) of a Party to grant access, a license or a sublicense of or under such Know-How, Patents or other intellectual property rights to the other Party, or to otherwise disclose proprietary or trade secret information to such other Party, without breaching the terms of any agreement with a Third Party, or misappropriating the proprietary or trade secret information of a Third Party.

1.32 “Cost of Goods” means, with respect to any Composition or Product, the [***] cost and expense to manufacture or supply such Composition or Product, which means: (a) in the case of products and services acquired from Third Parties, [***]; and (b) in the case of manufacturing services performed by a Party or its Affiliates, including manufacturing services to support products and services acquired from Third Parties as contemplated in subsection (a), [***]. Actual unit costs shall consist of [***], all calculated in accordance with U.S. generally accepted accounting principles. Direct material costs shall include [***]. Direct labor costs shall include the cost of: [***] and [***]. Manufacturing overhead attributable [***].

1.33 “Data” means any and all scientific, technical, test, marketing or sales data pertaining to any Composition or Product that is generated by or on behalf of ALFRESA or its Affiliates or Sublicensees, or by or on behalf of ARS or its Affiliates or, to the extent Controlled by ARS with a right to disclose to ALFRESA, ARS Collaborators, including research data, clinical pharmacology data, CMC data (including analytical, manufacturing and quality control data and stability data), pre-clinical data, clinical data or submissions made in association with an IND or MAA with respect to any Product.

1.34 “Develop” means to develop (including clinical, non-clinical and CMC development), analyze, test and conduct preclinical, clinical and all other regulatory trials for Product, [***]. “Developing” and “Development” have correlative meanings.

1.35 “Development Costs” means those [***] costs reasonably documented and actually incurred by or on behalf of a Party or any of its Affiliates in performing its obligations under and in accordance with the Agreement, that are [***]. These costs include [***].

1.36 “Development Plan” is described in Section 4.2.

1.37 “Development Supply Agreement” has the meaning set forth in Section 7.1(a).

1.38 “Debarred” has the meaning set forth in Section 11.2(b).

1.39 “Discontinued ARS Patent” has the meaning set forth in Section 10.2(a)(ii).

1.40 “Discontinued ALFRESA Patent” has the meaning set forth in Section 10.2(b)(ii).

1.41 “Discontinued Joint Patent” has the meaning set forth in Section 10.2(c)(ii).

1.42 “Drug Product” has the meaning set forth in Section 7.1(a).

1.43 “EPI-JP-01 Study” means the clinical trial conducted by ARS under the EPI-JP-01 protocol synopsis that was provided to ALFRESA prior to the Effective Date.

1.44 “EU” means the European Union and the United Kingdom.

1.45 “Excluded Claim” has the meaning set forth in Section 15.3(f).

1.46 “Exclusive License” has the meaning set forth in Section 2.1(a).

1.47 “Executive Officers” has the meaning set forth in Section 3.5.

1.48 “Export Control Laws” means all applicable U.S. laws and regulations relating to (a) sanctions and embargoes imposed by the Office of Foreign Assets Control of the U.S. Department of Treasury or (b) the export or re-export of commodities, technologies, or services, including the Export Administration Act of 1979, 24 U.S.C. §§ 2401-2420, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-1706, the Trading with the Enemy Act, 50U.S.C. §§ 1 et. seq., the Arms Export Control Act, 22 U.S.C. §§ 2778 and 2779, and the International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986 (as amended).

1.49 “FCPA” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. Section 78dd-1, et. seq.), as amended; the UK Anti-Bribery Act, and all applicable local anti-bribery laws and regulations.

1.50 “FDCA” has the meaning set forth in Section 11.2(b).

1.51 “Field” means the treatment, management, prophylaxis or diagnosis of any diseases in humans.

1.52 “First Commercial Sale” means, on a Product-by-Product and country-by-country basis, the first sale by ALFRESA or any of its Affiliates or Sublicensees to a Third Party for end use or consumption of a Product in the ALFRESA Territory after Regulatory Approval has been granted with respect to such Product in such country. Any sale of Product by a ALFRESA to its Affiliate or Sublicensee shall not constitute a First Commercial Sale unless there is no subsequent resale of such Product by such Affiliate or Sublicensee.

1.53 “GAAP” means the generally accepted accounting principles of the applicable country or jurisdiction, consistently applied.

1.54 “Global Trial” means a clinical trial designed to obtain data to be used to support filing for and obtaining Regulatory Approval of a Product in the Field in both (a) Japan and (b) either the U.S. or EU.

1.55 “Governmental Authority” means any national, international, federal, state, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.56 “ICH” means the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.57 “IND” means an investigational new drug application or equivalent application filed with the applicable Regulatory Authority, which application is required to commence human clinical trials in the applicable country.

1.58 “Indemnitee” has the meaning set forth in Section 12.3.

1.59 “Indemnitor” has the meaning set forth in Section 12.3.

1.60 “Infringement Claim” has the meaning set forth in Section 10.5.

1.61 “Initiation” means, with respect to a clinical trial, the first dosing of the first subject in such clinical trial.

1.62 “Inventions” means all inventions, whether or not patentable, discovered, made or conceived as a result of performance of activities contemplated by this Agreement.

1.63 “JCC” and “Joint Commercialization Committee” has the meaning set forth in Section 3.3.

1.64 “JDC” and “Joint Development Committee” has the meaning set forth in Section 3.2.

1.65 “Joint Invention” means any Invention discovered, made or conceived jointly by one (1) or more employees or contractors of ALFRESA or its Affiliates and by one (1) or more employees or contractors of ARS.

1.66 “Joint Patent” means any Patent to the extent it claims any Joint Invention.

1.67 “JSC” and “Joint Steering Committee” has the meaning set forth in Section 3.1.

1.68 “Know-How” means all technical information, know-how and data, including inventions, discoveries, trade secrets, specifications, instructions, processes, formulae, compositions of matter, cells, cell lines, assays, animal models and other physical, biological, or chemical materials, expertise and other technology applicable to formulations, compositions or products or to their manufacture, development, registration, use or marketing or to methods of assaying or testing them or processes for their manufacture, formulations containing them or compositions incorporating or comprising them, and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, nonclinical and clinical data, regulatory documents, data and filings, instructions, processes, formulae, expertise and information, relevant to the research, development, manufacture, use, importation, offering for sale or sale of, or which may be useful in studying, testing, developing, producing or formulating, products, or intermediates for the synthesis thereof. Know-How excludes Patents.

1.69 “Losses” has the meaning set forth in Section 12.1.

1.70 “MAA” means a marketing authorization application or equivalent application, and all amendments and supplements thereto, filed with the applicable Regulatory Authority in any country or jurisdiction.

1.71 “Manufacture” or “Manufacturing” shall mean the activities required to manufacture Compositions or Products by ARS, itself or through its Affiliate or CMO, including test method development and stability testing, formulation development, process development, manufacturing scale up, process validation, the manufacturing of the starting material, fill and finish activities and quality assurance/quality control.

1.72 “Manufacturing License Condition” means any event identified in Section 2.1(b).

1.73 “Materials” has the meaning set forth in Section 4.7.

1.74 “MHLW” means the Ministry of Health, Labour and Welfare, or any successor agency thereto having the administrative authority to regulate the marketing of human pharmaceutical products or biological therapeutic products in Japan.

1.75 “Milestone Event” means any event identified in Section 8.2.

1.76 “Milestone Payment” means any payment identified in Section 8.2 to be made by ALFRESA to ARS on the occurrence of a Milestone Event.

1.77 “NHI” means the National Health Insurance system insurance programs, or any successor agency having the administrative authority to regulate the pricing and reimbursement of human pharmaceutical products or biological therapeutic products in Japan.

1.78 “Patents” means (a) all national, regional and international patents, certificates of invention, applications for certificates of invention, priority patent filings and patent applications, and (b) any renewals, divisions, continuations (in whole but not in part), or requests for continued examination of any of such patents, certificates of invention and patent applications, and any all patents or certificates of invention issuing thereon, and any and all reissues, reexaminations, extensions, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing.

1.79 “PMDA” means the Pharmaceuticals and Medical Devices Agency or any successor thereto.

1.80 “Pricing and Reimbursement Approval” means, with respect to a Product, the approval, agreement, determination or decision of any Regulatory Authority establishing the price or level of reimbursement for such Product, as required in a given country or jurisdiction prior to sale of such Product in such jurisdiction.

1.81 “Product” means any pharmaceutical product containing a Composition as an active ingredient in any dosage form or formulation.

1.82 “Provisional Exclusive License” has the meaning set forth in Section 2.1(a).

1.83 “Public Official or Entity” means (a) any officer, employee (including physicians, hospital administrators, or other healthcare professionals), agent, representative, department, agency, de facto official, representative, corporate entity, instrumentality or subdivision of any government, military or international governmental organization, including any ministry or department of health or any state-owned or affiliated company or hospital, or (b) any candidate for political office, any political party or any official of a political party.

1.84 “Regulatory Approval” means any and all approvals, licenses, registrations, permits, notifications and authorizations (or waivers) of any Regulatory Authority that are necessary for the manufacture, use, storage, import, transport, promotion, marketing, distribution, offer for sale, sale or other commercialization of a Product in any country or jurisdiction.

1.85 “Regulatory Authority” means any Governmental Authority that has responsibility in its applicable jurisdiction over the testing, development, manufacture, use, storage, import, transport, promotion, marketing, distribution, offer for sale, sale or other commercialization of pharmaceutical products in a given jurisdiction, including the MHLW and PMDA in Japan. For countries where governmental approval is required for pricing or reimbursement for a pharmaceutical product to be reimbursed by national health insurance (or its local equivalent), Regulatory Authority shall also include any Governmental Authority whose review or approval of pricing or reimbursement of such product is required.

1.86 “Regulatory Filing” means all applications, filings, submissions, approvals, licenses, registrations, permits, notifications and authorizations (or waivers) with respect to the testing, Development, manufacture or Commercialization of any Product made to or received from any Regulatory Authority in a given country, including any INDs and MAAs.

1.87 “Safety Data” means Data related solely to any adverse drug experiences and serious adverse drug experience as such information is reportable to Regulatory Authorities in or outside the ALFRESA Territory. Safety Data also includes “adverse events”, “adverse drug reactions” and “unexpected adverse drug reactions” as defined in the ICH Harmonised Tripartite Guideline for Clinical Safety Data Management: Definitions and Standards for Expedited Reporting.

1.88 “SEC” means the U.S. Securities and Exchange Commission, or any successor entity.

1.89 “[***]” has the meaning set forth in Section 15.3(a).

1.90 “[***]” has the meaning set forth in Section 15.3(a).

1.91 “Sublicensee” means a Third Party to whom ALFRESA grants a sublicense to research, Develop, make, have made, use, import, promote, distribute, offer for sale or sell any Product in the Field in the ALFRESA Territory (either independently from or in cooperation with ALFRESA), beyond the mere right to purchase Products from ALFRESA and its Affiliates. In no event shall ARS or any of its Affiliates be deemed a Sublicensee.

1.92 “Tax Withholding Avoidance Documents” means documents prepared by ARS in order for ARS obtain benefits under any applicable tax treaty, including the reduction or exemption from any withholding tax and the procurement of any available tax refunds, as described in Section 9.2(b).

1.93 “Term” has the meaning set forth in Section 14.1.

1.94 “Third Party” means any entity other than ARS or ALFRESA or an Affiliate of ARS or ALFRESA, respectively.

1.95 “Transfer Price” means any event identified in Section 7.2(a).

1.96 “U.S.” means the United States of America, including its territories and possessions and the District of Columbia.

1.97 “Valid Claim” means (a) a claim of an issued and unexpired patent that has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction that is not appealable or has not been appealed within the time allowed for appeal, and that has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise, or (b) a claim of a pending patent application that has not been cancelled, withdrawn or abandoned or finally rejected by an administrative agency action from which no appeal can be taken.

2.	GRANT OF LICENSES

2.1 Licenses Granted to ALFRESA. Subject to the terms and conditions of this Agreement, ARS hereby grants to ALFRESA, as for ARS Patents until expiration of the last-to-expire Valid Claim in such ARS Patents, and as for ARS Technology other than ARS Patents, during the Term:

(a) exclusive (even as to ARS, except as expressly set forth herein), royalty-bearing licenses, which are defined as “Kari Senyou Jisshi Ken” in Article 34.2 of the Japanese Patent Act (hereinafter referred to as the “Provisional Exclusive License”) and “Senyou Jisshi Ken” in Article 77 of the Japanese Patent Act (hereinafter referred to as the “Exclusive License”) with the right to grant sublicenses as provided in Section 2.2, under the ARS Technology to Develop, use and import Compositions and Products in the Field and in the ALFRESA Territory and to promote, distribute, offer for sale and sell Products in the Field and in the ALFRESA Territory, which license includes the rights (i) to incorporate ARS Data in Regulatory Filings with Regulatory Authorities in the ALFRESA Territory or in Commercialization materials and (ii) to cross-reference Regulatory Filings Controlled by ARS outside the ALFRESA Territory, in each case (i) and (ii) solely for the purposes of (A) obtaining Regulatory Approval for Products in the Field in the ALFRESA Territory or (B) supporting Commercialization activities for Products in the Field in the ALFRESA Territory.

(b) a non-exclusive, royalty-bearing license, with the right to grant sublicenses as provided in Section 2.2 only to a Sublicensee that is granted a sublicense to Manufacture and Commercialize Products under the license granted in Section 2.1(a), under the ARS Technology to make and have made Compositions and Products in the ALFRESA Territory pursuant to Section 7.2, 7.3 and 7.3, solely for the purpose of exercising the license in the ALFRESA Territory as granted in Section 2.1(a); provided that the license in this Section 2.1(b) shall be subject to and effective only upon satisfaction of the following conditions: (i) demonstration by ALFRESA to the reasonable satisfaction of ARS that ALFRESA or its Affiliate or CMO is able to manufacture Compositions and Products in a manner and at a level of quality that is no less than the manner and quality of manufacture of Compositions and Products by ARS or its Affiliates or CMOs; and (ii) ALFRESA and ARS agree in writing to an amendment to this Agreement and the Commercial Supply Agreement that provides for payment by ALFRESA to ARS of a royalty payment for sales of Products in the ALFRESA Territory that is economically equivalent to and in lieu of the payment of the Transfer Price (the “Manufacturing License Conditions”).

(c) a non-exclusive, royalty-bearing license, with the right to grant sublicenses as provided in Section 2.2 only to a Sublicensee that is granted a sublicense to Manufacture and Commercialize Products under the license granted in Section 2.1(a), under the ARS Technology to make and have made Compositions and Products outside the ALFRESA Territory solely for the purpose of exercising the license in the ALFRESA Territory as granted in Section 2.1(a); provided that (i) the license in this Section 2.1(c) shall be subject to and effective only upon satisfaction of the Manufacturing License Conditions; (ii) ALFRESA must obtain prior written approval from ARS when ALFRESA intends to manufacture or have manufactured Compositions and Products outside the ALFRESA Territory; and (iii) neither ALFRESA nor any of its Affiliates or Sublicensees shall promote, distribute, sell or offer for sale any of the Composition and Products manufactured by or for ALFRESA or its Affiliates or Sublicensees to any Third Party outside the ALFRESA Territory or any Third Party that to the knowledge of ALFRESA intends to use, promote distribute, sell or offer for sale such Composition and Products outside the ALFRESA Territory.

(d) ALFRESA may, alone, apply for the registration of the Provisional Exclusive License and Exclusive License on ARS Patents to the Japan Patent Office pursuant to the terms and conditions of this Agreement and ARS shall agree and approve such application and registration. All the fees and costs for such registration and application shall be borne by [***]. ARS shall cooperate with ALFRESA in the application and registration of the Provisional Exclusive License and Exclusive License and concurrently with the execution of this Agreement, shall provide all the documents (including but not limited to the approval for such registration and application by the joint patent holder of ARS Patents) necessary for such application for registration.

2.2 Sublicenses. ALFRESA shall have the right to grant sublicenses under the licenses granted in Section 2.1 (i) to any Affiliate with the prior written notice to ARS, and (ii) to any Third Party in the ALFRESA Territory with the prior written consent of ARS, which consent shall be made or denied by ARS within [***] of ALFRESA’s written request, [***]. All sublicenses granted under the licenses granted in Section 2.1 shall be in writing and shall be subject to, and consistent with, the terms and conditions of this Agreement. ALFRESA shall be responsible for the compliance of its Sublicensees with the terms and conditions of this Agreement. When ALFRESA requests ARS’s consent to any sublicense, ALFRESA shall provide ARS with a full and complete copy of such sublicense agreement. ALFRESA may redact from the copy of the sublicense agreement any financial terms and other conditions therein which shall not be necessary to verify the compliance with the terms and conditions of this Agreement. Within [***] after entering into any such sublicense, ALFRESA shall deliver a fully executed and redacted (to the extent necessary) copy of the agreement to ARS.

2.3 Licenses Granted to ARS. Subject to the terms and conditions of this Agreement, ALFRESA hereby grants to ARS:

(a) an exclusive (even as to ALFRESA and its Sublicensees, except as expressly set forth herein and to the extent permitted by Applicable Law), royalty-free, fully-paid, irrevocable, perpetual license, with the right to sublicense through multiple tiers, under the ALFRESA Technology to research, Develop, make, have made, use, import, promote, sell and offer for sale Compositions and Products in the Field outside the ALFRESA Territory, which license includes the rights (i) to incorporate ALFRESA Data in Regulatory Filings with Regulatory Authorities outside the ALFRESA Territory and (ii) to cross-reference Regulatory Filings Controlled by ALFRESA in the ALFRESA Territory, in each case solely for the purpose of (A) obtaining Regulatory Approval for Products in the Field outside the ALFRESA Territory or (B) supporting Commercialization activities for Products in the Field outside the ALFRESA Territory; and

(b) a non-exclusive, royalty-free, fully-paid, irrevocable, perpetual license, with the right to sublicense through multiple tiers, under the ALFRESA Technology to make and have made Compositions and Products in the ALFRESA Territory solely for the purpose of exercising the license granted in Section 2.3(a) and the reserved rights in Section 2.4.

2.4 Reserved Rights. ARS hereby expressly reserves (a) all rights to practice, and to grant licenses under, the ARS Technology outside of the scope of the licenses granted in Section 2.1, for any and all purposes, (b) the right to conduct all activities to be conducted by ARS as contemplated by this Agreement, and as contemplated by the Supply Agreement, and (c) the right to manufacture Compositions and Products in the ALFRESA Territory. Provided, that ARS must obtain prior written approval from ALFRESA when ARS intends to manufacture Composition and Products in the ALFRESA Territory and that ARS shall not promote, distribute, sell or offer for sale any of the Composition and Products manufactured by or for ARS or its Affiliates or sublicensee to any Third Party in the ALFRESA Territory or any Third Party that, to the knowledge of ARS, intends to use, promote, distribute, sell or offer for sale such Composition and Products in the ALFRESA Territory. Subject only to the rights expressly granted under Section 2.3, ALFRESA hereby expressly reserves all rights to practice, and to grant licenses under, the ALFRESA Technology for any and all purposes.

2.5 No Implied Licenses; Negative Covenant. Except as set forth in this Agreement, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, under or to any Patents, Know-How or other intellectual property owned or controlled by the other Party. Neither Party shall, nor shall it permit any of its Affiliates or sublicensees to, practice any Patents or Know-How licensed to it by the other Party outside the scope of the licenses granted to it under this Agreement.

2.6 Disclosure of Know-How. ARS shall [***] disclose and make available to ALFRESA, in whatever form ALFRESA may reasonably request (including by providing copies thereof), all ARS Know-How not previously provided to ALFRESA, promptly after the earlier of the development, making, conception or reduction to practice of such ARS Know-How. ALFRESA shall and shall cause its Affiliates to [***] disclose and make available to ARS, in whatever form ARS may reasonably request (including by providing copies thereof), any ALFRESA Know-How not previously provided to ARS, promptly after the earlier of the development, making, conception or reduction to practice of such ALFRESA Know-How.

3.	GOVERNANCE

3.1 Joint Steering Committee. Promptly after the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or the “JSC”), composed of [***] of senior officers of each Party (initially [***]) to oversee and guide the strategic direction of the collaboration of the Parties under this Agreement. The JSC shall in particular:

(a) coordinate the activities of the Parties under this Agreement, and provide a forum for and facilitate communications between the two Parties under this Agreement;

(b) discuss and determine a strategy for the Development and Commercialization of the Product in the ALFRESA Territory, and approve any (i) Development Plans, and ii) amendments to the Development Plan (including budgets therein);

(c) review and coordinate strategy for Regulatory Filings for the Product in the ALFRESA Territory;

(d) review and discuss the Commercialization Plan for Commercialization of the Product in the ALFRESA Territory;

(e) facilitate exchange of ARS Data and ALFRESA Data;

(f) direct and oversee operation of the JDC, JCC and any other joint subcommittee established by the JSC including attempts to resolve any disputed matters of these committees; and

(g) perform such other functions as appropriate to further the purpose of this Agreement, as expressly set forth in the Agreement or allocated to it by the Parties’ written agreement.

3.2 Joint Development Committee. Promptly after the Effective Date, the Parties shall establish a joint development committee (the “Joint Development Committee” or the “JDC”), composed of [***] representatives of each Party, to review and discuss the Development of Compositions and Products in the Field in the ALFRESA Territory (and if applicable pursuant to Section 3.3, outside the ALFRESA Territory for the purpose of Regulatory Approval in the ALFRESA Territory), at the operational level. Each JDC representative shall have knowledge and expertise in the clinical development of products similar to Products. The JDC shall in particular:

(a) coordinate and monitor the Development activities of the Parties, and report to the JSC on all significant Development activities in the ALFRESA Territory;

(b) provide a forum for and facilitate communications and coordination between the Parties with respect to the Development of Products in the ALFRESA Territory;

(c) review and approve any clinical trial protocols for the Products in the ALFRESA Territory, including investigator-initiated clinical trial plans and protocols, and statistical analysis plans (and any amendments thereto);

(d) review Data from clinical trials of the Product, including the EPI-JP-01 Study;

(e) review the status of Product manufacturing and supply activities associated with Development activities in the ALFRESA Territory;

(f) provide a forum for evaluation of Japanese regulatory actions, communications and submissions for the Products, and pharmacovigilance and safety matters in Japan; and

(g) perform such other functions as may be appropriate to further the purposes of this Agreement with respect to the activities leading up to Commercialization of Products, including endeavoring to resolve any disputes between the Parties arising from the deliberations of the JDC, or as otherwise directed by the JSC.

3.3 Joint Commercialization Committee. At a time to be determined by the JSC but in no event later than the commencement of the first filing of an MAA in the ALFRESA Territory, the Parties shall establish a joint commercialization committee (the “Joint Commercialization Committee” or the “JCC”), composed of [***] representatives of each Party, to monitor and discuss the Commercialization of Products in the Field in the ALFRESA Territory at the operational level. Each JCC representative shall have knowledge and expertise in the commercialization of products similar to Products. The JCC shall in particular:

(a) report to the JSC on significant Commercialization activities by ALFRESA in the ALFRESA Territory;

(b) review and recommend the Commercialization Plans and related activities;

(c) provide a forum for and facilitate communications and coordination between Parties with respect to Commercialization in the ALFRESA Territory;

(d) review the status of material Product manufacturing and supply activities and strategies associated with Commercialization in the ALFRESA Territory;

(e) review and discuss the major findings of ALFRESA’s market research with respect to any Product in the ALFRESA Territory, if any;

(f) review and discuss the branding and product positioning strategy for Products in the ALFRESA Territory and evaluate ALFRESA’s brand strategy for the Product in the ALFRESA Territory for consistency with the then-current global brand strategy for the Product;

(g) discuss Product list price and status of reimbursement in the ALFRESA Territory;

(h) perform such other functions as may be appropriate to further the purposes of this Agreement with respect to the Commercialization of Products in the ALFRESA Territory, including endeavoring to resolve any disputes between the Parties arising from the deliberations of the JCC, or as otherwise directed by the JSC.

3.4 Committee Membership and Meetings.

(a) Committee Members. Each Committee representative shall have appropriate knowledge and expertise and sufficient seniority within the applicable Party to make [***] arising within the scope of the applicable Committee’s responsibilities. Each Party may replace its representatives on any Committee on written notice to the other Party, but each Party shall strive to maintain continuity in the representation of its Committee members. Each Party shall appoint [***] of its representatives on each Committee to act as a co-chairperson of such Committee. The co-chairpersons shall jointly prepare and circulate agendas to Committee members at least [***] before each Committee meeting and shall direct the preparation of reasonably detailed minutes for each Committee meeting, which shall be approved by the co-chairpersons and circulated to Committee members within [***] of such meeting.

(b) Meetings. Each Committee shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than [***], unless otherwise agreed by the Parties in writing. Upon reasonable written request by any Party to hold ad-hoc meetings, both Parties agree to schedule such ad-hoc meetings within a reasonable time frame. Meetings of any Committee may be held in person, or by audio or video teleconference; provided that unless otherwise agreed by both Parties, at least [***] per [***] for each Committee shall be held in person, and all in-person Committees shall be held at locations alternately selected by the Parties. Each Party shall be responsible for all of its own expenses of participating in any Committee meetings. No action taken at any meeting of a Committee shall be effective unless at least one representative of each Party is participating.

(c) Non-Member Attendance. Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend the Committee meetings in a non-voting capacity; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide at least [***] prior written notice to the other Party and obtain the other Party’s approval for such Third Party to attend such meeting [***]. Such Party shall ensure that such Third Party is bound by confidentiality and non-use obligations consistent with the terms of this Agreement.

3.5 Decision-Making. All decisions of each Committee shall be made by [***], with each Party’s representatives collectively having [***] vote. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JDC, JCC or another subcommittee of the JSC, the representatives of the Parties cannot reach an agreement as to such matter within [***] after such matter was brought to such Committee for resolution, such disagreement shall be referred to the JSC for resolution. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JSC, the representatives of the Parties cannot reach an agreement as to such matter within [***] after such matter was brought to the JSC for resolution or after such matter has been referred to the JSC, such disagreement shall be referred to the Chief Executive Officer of ARS and the Chief Executive Officer of ALFRESA or its designee (collectively, the “Executive Officers”) for resolution as follows:

(a) If such matter relates to [***], then the Executive Officers shall discuss in good faith a resolution of the matter that addresses both [***], and if the Executive Officers cannot resolve such matter within [***] after such matter has been referred to them, the [***] shall be entitled to make the final decision regarding such matter; provided that such decision shall be made in good faith consideration of the other Party’s views on the matter, that such decision is not reasonably expected to directly affect [***], and that such decision shall be consistent with the terms and conditions of this Agreement.

(b) If such matter relates to [***], then the Executive Officers shall discuss in good faith a resolution of the matter, and if the Executive Officers cannot resolve such matter within [***] after such matter has been referred to them, the [***] shall be entitled to make the final decision regarding such matter; provided that such decision shall be made in good faith consideration of the other Party’s views on the matter, that such decision is not reasonably expected to directly affect [***], and that such decision shall be consistent with the terms and conditions of this Agreement.

3.6 Limitations on Authority. Each Committee shall have only such powers as are expressly assigned to it in this Agreement, and such powers shall be subject to the terms and conditions of this Agreement. Without limiting the generality of the foregoing, no Committee will have the power to amend this Agreement, and no decision of a Committee may be in contravention of any terms and conditions of this Agreement.

3.7 Alliance Managers. Promptly after the Effective Date, each Party shall appoint an individual to act as the alliance manager for such Party (the “Alliance Manager”). Each Alliance Manager shall be responsible for alliance management between the Parties on a day-to-day basis throughout the Term. Each Alliance Manager shall be permitted to attend meetings of the JSC and other Committees as appropriate as non-voting participants. The Alliance Managers shall be the primary contact for the Parties regarding the day-to-day activities contemplated by this Agreement and shall facilitate all such activities hereunder. Each Party may replace its Alliance Manager with an alternative representative at any time with prior written notice to the other Party. Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager. Each Alliance Manager shall be charged with creating and maintaining a collaborative work environment within the JSC and its subcommittees.

4.	DEVELOPMENT

4.1 Development Responsibilities.

(a) Development in the ALFRESA Territory. Subject to the terms and conditions of this Agreement, ARS (itself and with ARS Collaborators, as applicable) shall be responsible for all clinical trials that are necessary for or otherwise support Regulatory Approval in the ALFRESA Territory two Products: i) a [***], or equivalent, Product corresponding to a [***], and ii) a [***], or equivalent, Product corresponding to a [***]. [***] shall be responsible for the costs of the EPI-JP-01 Study and any duplication of the EPI-JP-01 Study if the EPI-JP-01 Study does not meet its objectives. [***] agree to [***] the Development Costs of any additional Development activities beyond the EPI-JP-01 Study that are required specifically for approval of these two Products in the ALFRESA Territory. Such additional Development activities required specifically for approval in the ALFRESA Territory and the Development Cost thereto shall be agreed to in writing by both ARS and ALFRESA, and [***] shall be responsible for conducting these activities unless agreed to otherwise. [***] shall provide [***] an invoice and reasonable documentation for the costs incurred by [***] for such Development Activities, on a [***] basis, and [***] shall pay [***] such costs as set forth in the invoice within [***] after receipt thereof, unless subject to a bona fide dispute. For clarity, [***] shall be responsible, at its sole cost and expense, for all clinical trials and activities related to post-approval marketing and commercialization tests in the ALFRESA Territory. ALFRESA may reasonably request that [***] conduct or assist [***] with other Development activities in the ALFRESA Territory on [***]’s behalf, at [***]’s expense. If [***] agrees to conduct or assist with any such activities (which [***] may accept or decline to do, in [***]’ sole discretion), the Parties shall amend the Development Plan accordingly, and [***] shall reimburse all reasonable internal (at a fully-burdened rate) and external costs incurred by [***] to conduct such activities in accordance with the Development Plan; provided that items and costs of such Development activities shall be discussed and agreed upon in advance between the Parties.

(b) Development Outside the ALFRESA Territory. Subject to Section 4.3, ARS (itself and with ARS Collaborators, as applicable) shall be responsible, at its sole cost and expense, for all Development of Compositions and Products that support obtaining and maintaining Regulatory Approval outside the ALFRESA Territory. ARS, itself or through ARS Collaborators, may conduct all such activities in its sole discretion.

4.2 Development Plan. Subject to Section 4.1(a) ARS shall conduct only such clinical trials that are necessary for or otherwise support Regulatory Approval solely in the ALFRESA Territory for: i) a [***], or equivalent, Product corresponding to a [***], and ii) [***], or equivalent, Product corresponding to a [***]. Any other Development activities for the ALFRESA Territory are the sole responsibility of [***], unless otherwise agreed to in writing by both Parties. The Parties intend that the plan for Development of Product in the ALFRESA Territory (as such plan may be amended by the JSC, the “Development Plan”) will include detailed descriptions of each clinical trial described therein; including the design, enrollment criteria, endpoints and protocols thereof, as well as the regulatory strategy for Products throughout the ALFRESA Territory, and ARS will include all such information in the Development Plan when available. From time to time, but at least every [***], ARS will update the Development Plan and submit such updated plan to the JDC for review and discussion. The JDC will then submit the Development Plan to the JSC for review, discussion and approval.

4.3 Global Trials. If the Parties agree to conduct a Global Trial, then the Parties and, if applicable, the relevant ARS Collaborators shall discuss in good faith and determine the terms under which the Parties will conduct such Global Trial, including the allocation between the Parties of costs and expenses, decision-making process and authority for trial design and protocols, management of budget overages, allocation of Development activities and responsibilities and data sharing procedures. ALFRESA shall determine, in its sole discretion, whether and to what extent it participates in any cost-sharing or other activities related to Global Trials. ARS shall also determine, in its sole discretion, whether and to what extent it participates, and any of its ARS Collaborators participate, in any cost-sharing or other activities related to Global Trials. Upon agreement to conduct a Global Trial, the Parties shall enter into a written agreement setting forth all such agreed terms.

4.4 Conduct of Development Activities. ARS shall perform its obligations under this Agreement, in compliance with all Applicable Laws, including the FCPA and good scientific and clinical practices under the Applicable Laws of the country in which such activities are conducted. ALFRESA shall perform its obligations under this Agreement in compliance with all Applicable Laws, including the FCPA and good scientific and clinical practices under the Applicable Laws of the country in which such activities are conducted.

4.5 Records and Updates. ARS shall maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect all work done and results achieved by or on behalf of ARS in the performance of Development activities pursuant to this Agreement. ARS shall keep the JSC regularly informed of the status of all Development activities with respect to Compositions and Products in the Field in the ALFRESA Territory conducted by it or on its behalf pursuant to this Agreement. Without limiting the foregoing, at least every [***], ARS shall provide the JSC with summaries in reasonable detail of all data and results generated or obtained in the course of ARS’ performance of activities with respect to Compositions and Products in the Field in the ALFRESA Territory. ALFRESA shall maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect all work done and results achieved by or on behalf of ALFRESA in the performance of Development activities which ALFRESA agrees to perform pursuant to this Agreement. In addition, ALFRESA shall keep the JSC regularly informed of the status of all Development activities with respect to Compositions and Products conducted by it or on its behalf pursuant to this Agreement. Without limiting the foregoing, at least every [***], ALFRESA shall provide the JSC with summaries in reasonable detail of all data and results generated or obtained by or on behalf of ALFRESA in the performance of Development activities which ALFRESA agrees to perform pursuant to this Agreement.

4.6 Development Diligence. Both Parties shall use Commercially Reasonable Efforts to Develop Product in the Field throughout the ALFRESA Territory. Both Parties shall conduct all such activities in accordance with the Development Plan and Applicable Laws.

4.7 Materials Transfer. In order to facilitate the Development activities contemplated by this Agreement, either Party may provide to the other Party certain materials, including but not limited to, the drug substance and its related compounds including impurities, metabolites, references, standards and internal standards Controlled by the supplying Party (collectively, “Materials”) free of charge for use by the other Party solely for the purpose of performing its Development activities. For avoidance of doubt, ARS is obliged to supply Drug Product in accordance with Section 7.1 hereof. Except as otherwise provided for under this Agreement, all such Materials delivered to the other Party will remain the sole property of the supplying Party, will be used only in furtherance of the other Party’s Development activities conducted in accordance with this Agreement, will not be used or delivered to or for the benefit of any Third Party, without the prior written consent of the supplying Party, and will be used in compliance with all Applicable Laws. The Materials supplied under this Agreement must be used by the recipient Party with prudence and appropriate caution in any experimental work because not all of their characteristics may be known. ARS shall provide the certificate of analysis for the Materials and represent and warrant that the qualities and standards of the Materials meet the specifications specified in the certificate of analysis. Except as expressly set forth in the preceding sentence, THE MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

5.	REGULATORY ACTIVITIES

5.1 Conduct of Regulatory Activities. ALFRESA shall be solely responsible for formulating regulatory strategy and for preparing, filing, obtaining and maintaining Regulatory Approvals for Products in the Field in the ALFRESA Territory. If the Regulatory Authority in the ALFRESA Territory requires reanalysis of any Product used in a clinical trial, ARS shall assist with such reanalysis subject to reimbursement by ALFRESA of costs incurred by ARS for such reanalysis. ALFRESA shall be the holder of all Regulatory Approvals for Products in the Field in the ALFRESA Territory and shall have responsibility for interactions with Regulatory Authorities with respect to Products in the Field in the ALFRESA Territory. ALFRESA shall use Commercially Reasonable Efforts to file MAAs and, as applicable, seek Pricing and Reimbursement Approval for and seek and maintain Regulatory Approval for Products in the Field throughout the ALFRESA Territory. ALFRESA shall conduct all such activities in accordance with Applicable Laws. ALFRESA shall consult with ARS either directly or through the JDC regarding, and keep ARS regularly informed of, the preparation, Regulatory Authority review and approval of submissions and communications with Regulatory Authorities with respect to Products in the Field in the ALFRESA Territory. In addition, ALFRESA shall promptly provide ARS with copies of any material documents, information and correspondence received from a Regulatory Authority with an English translation thereof and, upon reasonable request by ARS, with copies of any other documents, reports and communications from or to any Regulatory Authority relating to Compositions, Products or activities under this Agreement. Except as agreed otherwise by the Parties under Section 4.3, ALFRESA shall bear all expenses it incurs to conduct all regulatory activities in the ALFRESA Territory under this Agreement.

5.2 ARS Activities. ARS agrees to keep ALFRESA informed of the preparation, Regulatory Authority review and approval of submissions and communications with Regulatory Authorities with respect to Products in the Field outside the ALFRESA Territory. In addition, ARS shall, upon reasonable request by ALFRESA, promptly provide ALFRESA with copies of any material documents, information and correspondence received from a Regulatory Authority outside the ALFRESA Territory, to the extent the requested items are in ARS’s possession and for which ARS has the legal right to disclose and transfer. In the event that ARS Data shall be incorporated in the Regulatory Filing to obtain Regulatory Approvals in ALFRESA Territory, and ARS has been informed in writing of such ARS Data that have been so incorporated, ARS shall, to the extent the requested items are in ARS’s possession and for which ARS has the legal right to disclose and transfer, promptly provide ALFRESA copies of any modification, correction and revision of such ARS Data to fulfill ALFRESA’s obligation in Development and Regulatory Approval in the ALFRESA Territory. ALFRESA must fully disclose all such ARS Data that has been incorporated into the Regulatory Filing. Upon ALFRESA’s reasonable request and expense, ARS shall assist ALFRESA to fulfill the requirements of any Regulatory Agency in the ALFRESA Territory related to ARS Data incorporated in the Regulatory Filing in the ALFRESA Territory, and ALFRESA shall reimburse all reasonable internal (at a fully-burdened rate) and external costs incurred by ARS to conduct such activities, provided that items and costs of such activities shall be discussed and agreed upon in advance between the Parties.

5.3 Inspections and Audits.

(a) By Regulatory Authorities. In the event ALFRESA receives any correspondence, inquiry or request for an inspection or audit from a Regulatory Authority which relates to ARS Data or Product, ALFRESA shall promptly notify ARS in writing of such correspondence, inquiry or request of any inspection or audit. ARS shall cooperate with ALFRESA, at ALFRESA’s expense, in responding to such correspondence, inquiry or any inspection or audit concerning such ARS Data, and ALFRESA shall reimburse all reasonable internal (at a fully-burdened rate) and external costs incurred by ARS to conduct such activities; provided that items and costs of such activities shall be discussed and agreed upon in advance between the Parties.

(b) By ALFRESA. In the event that ARS Data shall be incorporated in the Regulatory Filing to obtain Regulatory Approvals in ALFRESA Territory, ARS shall permit ALFRESA or its authorized representatives, which are subject to ARS’ reasonable prior approval, to conduct a reasonable examination or quality inspection of such ARS Data (but no more than [***]).

5.4 Adverse Event Reporting; Pharmacovigilance Agreement. As between the Parties: (a) ARS shall be responsible for the timely reporting of all quality issues, complaints and Safety Data relating to Products to the appropriate Regulatory Authorities outside the ALFRESA Territory and shall timely report to ALFRESA the content of the report made to the Regulatory Authorities; and (b) except as otherwise agreed in writing by the Parties, ALFRESA shall be responsible for the timely reporting of all quality issues, complaints and Safety Data relating to Products to the relevant Regulatory Authorities in the ALFRESA Territory, in each case in accordance with Applicable Laws of the relevant countries and Regulatory Authorities. The Parties shall cooperate with each other with respect to their respective pharmacovigilance responsibilities, and each Party shall be solely responsible for its costs relating to its respective pharmacovigilance responsibilities, unless agreed otherwise by the Parties in writing. The Parties shall negotiate in good faith and enter into, in timely manner, a mutually acceptable pharmacovigilance agreement with respect to the Products. Until such pharmacovigilance agreement is established, ARS shall report quality issues, complaints and Safety Data relating to clinical trials in the ALFRESA Territory up until the submission of the application to regulatory authorities in the ALFRESA Territory. Unless otherwise mutually agreed, such pharmacovigilance agreement shall cover the exchange of safety information and appropriate management of pharmacovigilance activities to fulfill all legal and regulatory requirements both inside and outside of the ALFRESA Territory.

6.	COMMERCIALIZATION

6.1 Commercialization. ALFRESA shall Commercialize Products in the Field in the ALFRESA Territory during the Term, subject to the terms and conditions of this Agreement. ALFRESA will perform all Product Commercialization activities, and [***] regarding such Product Commercialization, all at [***] cost. [***]: (a) establishing [***]; (b) establishing Product [***]; (c) [***] orders; (d) [***]; (e) [***]; and (f) [***].

6.2 Commercialization Plan. No later than [***] after the submission of the MAA for Product approval to Regulatory Authorities in the ALFRESA Territory, ALFRESA shall prepare a preliminary, non-binding commercialization plan for the marketing, promotion and pricing of Products in the Field in the ALFRESA Territory during the first [***] after First Commercial Sale in the ALFRESA Territory, which plan shall be reasonable in scope and detail and may be amended by ALFRESA (the “Commercialization Plan”). ALFRESA shall update the Commercialization Plan on a yearly basis and shall promptly provide each such update and any material amendments to each Commercialization Plan to ARS through the JCC. Without limiting the provisions of this Section 6.2, through the JCC, ALFRESA shall regularly consult with and provide updates to ARS regarding the Commercial Strategy and Commercialization of Products in the Field in the ALFRESA Territory.

6.3 Diligence. During the Term, ALFRESA shall use Commercially Reasonable Efforts to market, promote and otherwise Commercialize Products in the Field throughout the ALFRESA Territory. Without limiting the foregoing, ALFRESA shall use Commercially Reasonable Efforts to achieve First Commercial Sale of a Product in the ALFRESA Territory within a reasonable time, generally within [***] after the date on which ALFRESA is notified that the Product has received Regulatory Approval in the ALFRESA Territory.

6.4 Mutual Agreement. Subject to Applicable Laws, (a) neither ALFRESA nor its Affiliates or Sublicensees will engage in any advertising or promotional activities relating to any Product directed primarily to customers or other buyers or users of any Product located outside of the ALFRESA Territory or accept orders for Products from or sell Products into any country or jurisdiction outside the ALFRESA Territory for its own account, and, if ALFRESA receives any order for any Product for any country or jurisdiction outside the ALFRESA Territory, it shall refer such orders to ARS, and (b) neither ARS, its Affiliates, Licensees nor Sublicensees will engage in any advertising or promotional activities relating to any Product directed primarily to customers or other buyers or users of any Product located in the ALFRESA Territory or accept orders for Products from or sell Products into the ALFRESA Territory for its own account, and, if ARS receives any order for any Product for the ALFRESA Territory, it shall refer such orders to ALFRESA. Each Party will use reasonable efforts to monitor and prevent exports of Products from its own territory (the ALFRESA Territory as to ALFRESA, or outside the ALFRESA Territory as to ARS) for Commercialization in the other Party’s territory using methods permitted under Applicable Laws that are commonly used in the industry for such purpose (if any).

7.	MANUFACTURE AND SUPPLY

7.1 Development Supply.

(a) Obligations. Subject to the terms and conditions of the Development Supply Agreement, ARS, itself or through any Affiliate or CMO, shall supply all Products, in the form of drug product, which is the vial containing the active substance and the sprayer delivery device (“Drug Product”) for all Development of Compositions and Products in the Field in the ALFRESA Territory to be conducted by ALFRESA or its Affiliate in accordance with this Agreement. The Parties will negotiate in good faith and enter into a separate Drug Product supply agreement (the “Development Supply Agreement”), along with a quality agreement, reasonably in advance of anticipated first Development supply of Drug Product to ALFRESA in the ALFRESA Territory. Unless agreed otherwise by the Parties in writing, all Drug Product supplied by ARS under this Section 7.1 or the Development Supply Agreement shall be used solely to conduct Development in the Field in the ALFRESA Territory in accordance with the terms of this Agreement.

(b) Price. All Drug Product supplied by ARS for Development use will be supplied at a price of [***]. ARS will invoice ALFRESA within [***] after each shipment of Drug Product pursuant to this Section 7.1, and ALFRESA will pay each such invoice within [***] after receipt of the respective corresponding [***]. The price of such Drug Product may be changed due to an unexpected cost increase, such as a substantial increase of the raw materials costs, labor costs or subcontractor costs, or to adjust for inflation. In such case, ARS shall notify ALFRESA of the [***] changed price and reason for such change [***].

7.2 Commercial Supply.

(a) Commercial Supply Agreement. Unless and until elected otherwise by ALFRESA and the Manufacturing License Conditions have been satisfied, ARS, itself or through its Affiliate or CMO, shall manufacture and supply ALFRESA’s and its Affiliates’ and Sublicensees’ requirements for Drug Product for commercial use in the ALFRESA Territory, pursuant to a separate commercial supply agreement to be negotiated in good faith and entered into between the Parties (the “Commercial Supply Agreement”), along with a quality agreement, reasonably in advance of anticipated First Commercial Sale of Product in the ALFRESA Territory. In accordance with the terms of the Commercial Supply Agreement, ARS will supply Drug Product at a [***] of either (i) [***] of the NHI price for the Product, if the [***], or (ii) if the [***], then [***] to a fixed unit price for each Product at such time instead of [***] (as may be adjusted as described below, the “Transfer Price”). ARS will invoice ALFRESA within [***] after each shipment of Drug Product to ALFRESA pursuant to the Commercial Supply Agreement, and the payment terms for such invoice shall be determined in the Commercial Supply Agreement. Upon the mutual written agreement by both Parties (not to be unreasonably withheld or delayed), the Transfer Price of the Drug Product may be changed due to unexpected cost increase, such as [***]. In such case, ARS shall notify ALFRESA of the [***] changed Transfer Price and reason for such change [***]. For avoidance of doubt, ALFRESA is not obliged to agree on the [***] changed transfer price. Such notification of a changed Transfer Price shall be made in writing and made within a reasonable time after ARS became aware that an adjustment would be needed, and then the Parties shall negotiate in good faith to agree on the revision of the Transfer Price. [***].

(b) ALFRESA’s Manufacture and Transition. At any time, ALFRESA may elect to assume responsibility for manufacturing and supplying all of the Drug Product requirements for ALFRESA’s and its Affiliates’ and Sublicensees’ commercial use in the ALFRESA Territory; provided that (i) ALFRESA shall notify ARS in writing at least [***] prior to its anticipated establishment of such Drug Product supply, (ii) ARS shall have the right to reasonably evaluate the manufacturing capabilities and plan of ALFRESA, (iii) ALFRESA shall keep ARS reasonably informed of its progress in establishing such supply, and (iv) such assumption of responsibility for manufacture and supply shall not take place unless and until the Manufacturing Licensed Conditions have been met. Upon ARS’s receipt of such notice and satisfaction of the conditions in the proviso of the preceding sentence, ARS and ALFRESA will in good faith prepare and agree on a schedule and plan (including manufacturing technology transfer expenses, which will be borne solely by ALFRESA) pursuant to which ALFRESA (directly or through its Affiliate or CMOs) will assume all of such Drug Product manufacturing responsibility for commercial use in the ALFRESA Territory.

For clarity, in case ALFRESA assumes full responsibility for the manufacturing and supplying of Drug Product as described in the foregoing subsection (b), ARS shall not unreasonably refuse ALFRESA the right to use the CMO (including the CMO for the manufacturing of the starting material) that is the same as the one ARS used to manufacture Drug Product. The Parties agree to discuss in good faith a joint purchasing arrangement, to the extent permitted by Applicable Law.

If ALFRESA assumes responsibility for manufacturing and supplying Drug Product requirements per this Section 7.2(b), then ARS and ALFRESA agree that ARS will receive royalties on Product net sales in the ALFRESA Territory equivalent to the monetary value ARS would have received by supplying Drug Product to ALFRESA at the Transfer Price on terms agreed in writing by ALFRESA and ARS.

7.3 Technical Transfer. If ALFRESA assumes responsibility for manufacturing and supplying Drug Product requirements pursuant to Section 7.2(b), then upon reasonable written request from ALFRESA and at ALFRESA’s expense, ARS shall reasonably cooperate with ALFRESA or its designated Drug Product manufacturer, and provide ALFRESA or its designated Drug Product manufacturer, with technical assistance, and with respect to ARS Know-How for manufacturing, that is necessary in order to enable ALFRESA to use such ARS Technology to manufacture and produce the Composition and Drug Product. ARS shall use Commercially Reasonable Efforts to complete such technical transfer within [***] after ARS’s receipt such request. If ALFRESA assumes responsibility for manufacturing and supplying Drug Product requirements pursuant to Section 7.2(b), upon reasonable written request from ALFRESA and at ALFRESA’s expense, ARS shall reasonably cooperate with ALFRESA or its designated analytical testing facility, and provide ALFRESA or its designated analytical testing facility, with technical assistance, with respect to ARS Know-How for manufacturing in order to enable ALFRESA to use such ARS Technology to analyze the Drug Product manufactured by ALFRESA or its designated Drug Product manufacturer. ARS shall use Commercially Reasonable Efforts to complete such technical transfer within [***] after such request. ALFRESA shall reimburse all reasonable internal (at a fully-burdened rate) and external costs incurred by ARS to conduct such activities under this Section 7.3, provided that items and costs of such activities shall be discussed and agreed upon in advance between the Parties.

7.4 Information on Manufacture. To the extent ARS, itself or through any Affiliate or CMO, supplies Composition and Drug Product to ALFRESA for Development and Commercialization under this Agreement, ARS shall make available to ALFRESA all information, in its possession and that ARS has the legal right to transfer, that is relevant and necessary to the Manufacture of Composition and Drug Product, to enable ALFRESA to maintain or obtain the Regulatory Approval in the ALFRESA Territory. [***] shall use [***] to [***] that its [***] provide [***] access to and the right to use [***], to the extent that such information is [***] for Development or Commercialization of Products in the Field for the ALFRESA Territory, including preparation and filing of MAAs for a Product with the applicable Regulatory Authorities in the ALFRESA Territory, in accordance with this Agreement. ALFRESA shall reimburse all reasonable internal (at a fully-burdened rate) and external costs incurred by ARS to conduct such activities under this Section 7.4, provided that items and costs of such activities shall be discussed and agreed upon in advance between the Parties.

8.	FEES AND PAYMENTS

8.1 Definitive Agreement Upfront Payment. ALFRESA shall make a one-time, non-refundable, non-creditable payment to ARS of two million U.S. dollars ($2,000,000) within [***] after the Effective Date. ALFRESA may use dollar for dollar credit it receives for the payment of the Upfront Payment paid pursuant to the Letter of Intent entered into between the Parties on [***] that is worth [***] against the Definitive Agreement Upfront Payment in this Section 8.1.

8.2 Milestone Payments.

(a) Regulatory and Commercialization Milestone Payments.

(i) Within [***] after the first achievement of each Milestone Event below (whether by ALFRESA or any of its Sublicensees), ALFRESA shall pay to ARS the non-refundable, non-creditable Milestone Payment corresponding to such Milestone Event as shown below.

Regulatory and Commercialization Milestone Events	Milestone Payments (in U.S. Dollars)
[***]	[***]
[***]	[***]
[***]	[***]

(ii) For clarity, the Milestone Payments set forth in this Section 8.2(a) shall be payable only once, upon the first achievement of the applicable Milestone Event for the first Product in the Field in the ALFRESA Territory. Therefore, the maximum total amount payable under this Section 8.2(a) is $13,000,000.

9.	PAYMENT; RECORDS; AUDITS

9.1 Exchange Rate; Manner and Place of Payment. All references to dollars and “$” herein shall refer to U.S. dollars. All references to yen and “¥” herein shall refer to the Japanese yen. All payments hereunder shall be payable in U.S. dollars. When conversion of payments from any currency other than U.S. dollars is required, Parties shall use the average rate of exchange for Japanese yen prevailing on the last day of each of the four calendar quarters during each year hereunder as published in The Wall Street Journal under the heading “Foreign Exchange,” unless otherwise agreed upon in writing by the Parties. All payments owed under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by ARS, unless otherwise specified in writing by ARS.

9.2 Taxes.

(a) Cooperation and Coordination. The Parties acknowledge and agree that it is their mutual objective and intent to minimize, to the extent feasible and in compliance with Applicable Laws, taxes payable with respect to their collaborative efforts under this Agreement and that they shall use commercially reasonable efforts to cooperate and coordinate with each other to achieve such objective and intent. As such, ALFRESA shall not change the country from which its payments to ARS originate (which the Parties agree is Japan) without the prior written consent of ARS. The Parties shall cooperate to help ARS obtain benefits under any applicable tax treaty, including the reduction or exemption from any withholding tax and the procurement of any available tax refunds. ARS represents that it is a US tax resident and accordingly, is exempt from withholding on this payment under Article 12 of the Japan/US income tax treaty. ARS may extend the due date of the Upfront Payment to comply with applicable tax regulations.

(b) Payment of Tax. ARS will pay any and all taxes levied on its income on account of any payments made to it under this Agreement. If any taxes are required to be withheld by ALFRESA from any payment made to ARS under this Agreement, ARS will provide the Tax Withholding Avoidance Documents to ALFRESA prior to such payment to ARS for avoiding withholding taxes. Provided, that ALFRESA does not guarantee that the tax withholding is available and applicable. In case the Tax Withholding Avoidance Documents are not available to ALFRESA at the due date of such payments to ARS, ALFRESA will (i) deduct such taxes from the payment made to ARS, (ii) timely pay the taxes to the proper taxing authority, and (iii) send proof of such withholding tax payment to ARS and certify its receipt by the taxing authority within thirty (30) days following such payment. ALFRESA shall file for the refund of any withholding taxes paid within (30) days following the receipt of the Tax Withholding Avoidance Documents from ARS. The ALFRESA refund filing shall request that the amount of the refund be wired directly to an ARS authorized bank account.

9.3 Records; Audit. ALFRESA shall keep, and shall [***] its Sublicensees to keep, complete and accurate records pertaining to the sale or other transfer or disposition for value of Products in sufficient detail to permit ARS to confirm the accuracy of all payments due hereunder. Such records shall be kept for such period of time required by Applicable Laws, but no less than [***] following the end of the Calendar Year to which they pertain. ARS shall have the right to cause an independent, international, certified public accounting firm reasonably acceptable to ALFRESA to audit such records to confirm payments for a period covering not more than [***] Calendar Years following the Calendar Year containing the Calendar Quarter to which they pertain. Such audits may be exercised during normal business hours upon reasonable prior written notice to ALFRESA. Prompt adjustments shall be made by the Parties to reflect the results of such audit. ARS shall bear the full cost of such audit unless such audit discloses an underpayment by ALFRESA of more than [***] of the amount of payments due under this Agreement for any applicable Calendar Quarter, in which case, ALFRESA shall bear the cost of such audit and shall promptly remit to ARS the amount of any underpayment plus such audit costs. [***].

9.4 Late Payments. In the event that any payment due under this Agreement is not paid when due in accordance with the applicable provisions of this Agreement, the payment shall accrue interest from the date due at the rate of [***] per annum; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit the Party entitled to receive payment from exercising any other rights and/or remedies it may have as a consequence of the lateness of any payment.

10.	INTELLECTUAL PROPERTY

10.1 Ownership.

(a) Data. All Data generated in connection with any Development, regulatory, manufacturing or Commercialization activities with respect to any Composition or Product conducted by or on behalf of ALFRESA or its Affiliates or Sublicensees (the “ALFRESA Data”) shall be the sole and exclusive property of ALFRESA or its Affiliates or Sublicensees, as applicable; provided, however, ALFRESA is obligated to provide and shall provide all ALFRESA Data to ARS upon ARS’s reasonable request. For avoidance of doubt, ALFRESA shall remain the holder of all the rights and titles in and to the ALFRESA Data provided pursuant to the immediately preceding sentence. All Data generated in connection with any Development, regulatory, manufacturing or Commercialization activities with respect to any Composition or Product conducted by or on behalf of ARS and its Affiliates and ARS Collaborators (the “ARS Data”), shall be the sole and exclusive property of ARS or its Affiliates or ARS Collaborators, as applicable.

(b) Inventions. Inventorship of any Inventions will be determined in accordance with the standards of inventorship and conception under U.S. patent laws. The Parties will work together to resolve any issues regarding inventorship or ownership of Inventions. Ownership of Inventions will be allocated as follows:

(i) Inventions discovered, made, or conceived as a result of performance under this Agreement solely by one (1) or more employees or contractors of ARS or its Affiliates, and Patents claiming such Inventions, after the Effective Date and during the Term of this Agreement, shall be solely owned by ARS, and Inventions discovered, made, or conceived as a result of performance under this Agreement solely by one (1) or more employees or contractors of ALFRESA or its Affiliates, and Patents claiming such Inventions, after the Effective Date and during the Term of this Agreement, shall be solely owned by ALFRESA.

(ii) Joint Inventions and Joint Patents shall be jointly owned by ARS and ALFRESA. The proportional ratio in the ownership of the Joint Invention shall be fifty percent to fifty percent (50%: 50%) in principle, provided, that such proportional ratio may be amended by mutual agreement between ARS and ALFRESA. Subject to the rights and licenses granted under this Agreement, each Party shall have the right to use, and to grant licenses to use, any Joint Invention and Joint Patents in its own territory (ALFRESA in the ALFRESA Territory and ARS outside of the ALFRESA Territory) without the other Party’s written consent, and without a duty to account to the other Party for such use or license, provided however, that each Party shall notify the other Party in writing on each such license granted to the Third Party, and each Party hereby waives any right it may have under the laws of any country to require any such consent or accounting.

10.2 Patent Prosecution and Maintenance.

(a) ARS Patents.

(i) Subject to this Section 10.2(a), ARS shall have the sole right, to control the preparation, filing, prosecution (including any interferences, reissue proceedings and re-examinations) and maintenance of all ARS Patents worldwide, at its sole cost and expense and by counsel of its own choice, provided, that as for ALFRESA Territory, ARS shall be obliged to prepare, file, prosecute (including any interferences, reissue proceedings and re-examinations) and maintain all of ARS Patents at ARS’s cost. ARS shall keep ALFRESA reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of ARS Patents, including content, timing and jurisdiction of the filing of such ARS Patents, and shall consult with, and consider in good faith the requests and suggestions of, ALFRESA with respect to strategies for filing and prosecuting ARS Patents in the ALFRESA Territory; provided that ARS will make all final decisions regarding the ARS Patents.

(ii) In the event that ARS desires to abandon or cease prosecution or maintenance of any ARS Patent in the ALFRESA Territory (“Discontinued ARS Patent”), ARS shall provide reasonable prior written notice to ALFRESA of such intention to abandon (which notice shall, to the extent possible, be given no later than [***] prior to the next deadline for any action that must be taken with respect to any such ARS Patent in the relevant patent office). In such case, upon ALFRESA’s written election provided to ARS no later than [***] after such notice from ARS, ALFRESA shall have the right to assume prosecution and maintenance of such Discontinued ARS Patent at ALFRESA’s expense. When ALFRESA assumes prosecution and maintenance of such Discontinued ARS Patent and requires assistance or approval from joint patent holder of ARS Patents in such prosecution and maintenance procedure, ARS shall procure that such joint patent holder of ARS Patents provides necessary assistance and approval. In such case, ALFRESA shall keep ARS regularly and reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of each of such Discontinued ARS Patents, including content, timing and jurisdiction of the filing of such Discontinued ARS Patents, and shall consult with, and consider in good faith the requests and suggestions of, ARS with respect to strategies for filing and prosecuting such Discontinued ARS Patents (particularly to avoid prosecution inconsistencies with ARS Patents in and outside the ALFRESA Territory that ARS has not abandoned). If ALFRESA does not provide such election within such [***] after such notice from ARS, ARS may, in its sole discretion, continue prosecution and maintenance of such ARS Patent or discontinue prosecution and maintenance of such ARS Patent. For avoidance of doubt, when ALFRESA assumes prosecution and maintenance procedure of Discontinued ARS Patent and such Discontinued ARS Patent is registered in Japan Patent Office, as a result of abandonment of Discontinued ARS Patent, ALFRESA shall become the owner and patent holder of such Discontinued ARS Patent (co-owner if there is joint patent holder in such Discontinued ARS Patent), and for the purpose of this Agreement such Discontinued ARS Patent shall be treated and regarded as ARS Patent, provided, that in such case, ARS and ALFRESA shall negotiate in good faith to amend the amount of Milestone Payments and/or transfer price of the Drug Products in the Commercial Supply Agreement.

(b) ALFRESA Patents.

(i) Subject to this Section 10.2(b), ALFRESA shall have the sole right, to control the preparation, filing, prosecution (including any interferences, reissue proceedings and re-examinations) and maintenance of all ALFRESA Patents worldwide, at its sole cost and expense and by counsel of its own choice. ALFRESA shall keep ARS reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of the ALFRESA Patents, including content, timing and jurisdiction of the filing of such ALFRESA Patents, and shall consult with, and consider in good faith the requests and suggestions of, ARS with respect to strategies for filing and prosecuting ALFRESA Patents; provided that ALFRESA will make all final decisions regarding the ALFRESA Patents. If ALFRESA desires to not prepare, file or prosecute ALFRESA Patents in countries outside the ALFRESA Territory, ALFRESA shall provide reasonable prior written notice to ARS of such intention (which notice shall, to the extent possible, be given no later than [***] prior to the next deadline for any action that must be taken with respect to any such ALFRESA Patent in the relevant patent office). In such case, upon ARS’ written election provided to ALFRESA no later than [***] after such notice from ALFRESA, ARS may, in its sole discretion and at its own expense, continue prosecution and maintenance of such ALFRESA Patent or discontinue prosecution and maintenance of such ALFRESA Patent outside of the ALFRESA Territory.

(ii) In the event that ALFRESA desires to abandon or cease prosecution or maintenance of any ALFRESA Patent (“Discontinued ALFRESA Patent”), ALFRESA shall provide reasonable prior written notice to ARS of such intention to abandon (which notice shall, to the extent possible, be given no later than [***] prior to the next deadline for any action that must be taken with respect to any such ALFRESA Patent in the relevant patent office). In such case, upon ARS’s written election provided to ALFRESA no later than [***] after such notice from ALFRESA, ARS shall have the right to assume prosecution and maintenance of such Discontinued ALFRESA Patent at ARS’s expense. In such case, ARS shall keep ALFRESA regularly and reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of each of such Discontinued ALFRESA Patents, including content, timing and jurisdiction of the filing of such Discontinued ALFRESA Patents, and shall consult with, and consider in good faith the requests and suggestions of, ALFRESA with respect to strategies for filing and prosecuting such Discontinued ALFRESA Patents (particularly to avoid prosecution inconsistencies with ALFRESA Patents that ALFRESA has not abandoned). If ARS does not provide such election within [***] after such notice from ALFRESA, ALFRESA may, in its sole discretion, continue prosecution and maintenance of such ALFRESA Patent or discontinue prosecution and maintenance of such ALFRESA Patent.

(c) Joint Patents.

(i) ARS shall have the first right, to prepare, file, prosecute (including any interferences, reissue proceedings and re-examinations) and maintain Joint Patents using a patent counsel selected by ARS and reasonably acceptable to ALFRESA. ALFRESA shall reimburse ARS for all external patent fees and costs incurred with respect to the preparation, filing, prosecution and maintenance of Joint Patents in the ALFRESA Territory within [***] from the date of invoice for such costs and expenses provided by ARS. In the event that ALFRESA does not reimburse ARS for such external patent fees and costs for any Joint Patent in the ALFRESA Territory, or ALFRESA notifies ARS in writing that it elects to cease reimbursing ARS for such external patent fees and costs for any Joint Patent in the ALFRESA Territory, ALFRESA shall promptly execute such documents and perform such acts, at ALFRESA’s expense, as may be reasonably necessary to effect an assignment of ALFRESA’s entire right, title, and interest in and to such Joint Patent to ARS, and such Patent shall cease to be either a Joint Patent or an ARS Patent and shall no longer be subject to the licenses and other rights granted by ARS to ALFRESA under this Agreement. ARS shall keep ALFRESA reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of such Joint Patent (assigned to ARS) in the ALFRESA Territory; provided that ARS will make all final decisions regarding such Joint Patents that are assigned to ARS.

(ii) In the event that ARS desires to abandon or cease prosecution or maintenance of any Joint Patent in the ALFRESA Territory (except in the event the Parties mutually decide to abandon or cease prosecution, maintenance or enforcement of such Joint Patent) (“Discontinued Joint Patent”), ARS shall provide reasonable prior written notice to ALFRESA of such intention to abandon (which notice shall, to the extent possible, be given no later than [***] prior to the next deadline for any action that must be taken with respect to any such Discontinued Joint Patent in the relevant patent office). In such case, ALFRESA may elect to continue prosecution or maintenance of such Joint Patent in the ALFRESA Territory at its sole discretion and own expense, in which case, all of ARS’s rights in such Joint Patent in the ALFRESA Territory shall be assigned to ALFRESA. ARS shall promptly execute such documents and perform such acts, at its own expense, as may be reasonably necessary to effect an assignment of its entire right, title, and interest in and to such Joint Patent in the ALFRESA Territory to ALFRESA. Any such assignment shall be completed in a timely manner to allow ALFRESA to continue prosecution and maintenance of such Discontinued Joint Patent and such Discontinued Joint Patent so assigned and shall no longer be subject to the licenses and other rights granted by ARS to ALFRESA under this Agreement. ALFRESA shall keep ARS reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of such Discontinued Joint Patent in the ALFRESA Territory (particularly to avoid prosecution inconsistencies with ARS Patents and Joint Patents that ARS has not abandoned); provided that ALFRESA will make all final decisions regarding such Discontinued Joint Patents in the ALFRESA Territory that are assigned to ALFRESA.

10.3 Cooperation of the Parties. Each Party agrees to cooperate fully in the preparation, filing, prosecution and maintenance of Patents under Section 10.2 and in the obtaining and maintenance of any extensions, supplementary protection certificates and their equivalent with respect thereto respectively, at its own cost (except as expressly set forth otherwise in this Article 10). Such cooperation includes: (a) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, reasonably requested by the other Party so as enable the other Party to apply for and to prosecute patent applications in any country as permitted by Section 10.2; and (b) promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, prosecution or maintenance of any such patent applications.

10.4 Infringement by Third Parties.

(a) Notice. In the event that either ARS or ALFRESA becomes aware of any infringement or threatened infringement by a Third Party of any ARS Patent, ALFRESA Patent or Joint Patent, or any declaratory judgment or equivalent action challenging any ARS Patent, ALFRESA Patent or Joint Patent in connection with any such infringement, it will promptly notify the other Party in writing to that effect. Any such notice shall include evidence to support an allegation of infringement or threatened infringement, or declaratory judgment or equivalent action, filed by such Third Party.

(b) ARS Patents.

(i) Subject to this Section 10.4(b), ARS shall have the sole right, but not the obligation, as between ARS and ALFRESA, to bring and control any action or proceeding with respect to infringement or challenge of any ARS Patent outside the ALFRESA Territory at its own expense and by counsel of its own choice. Subject to Section 10.4 (b), and to the extent stipulated under the Provisional Exclusive License or Exclusive License, ALFRESA shall have the first right, as between ARS and ALFRESA, but not the obligation, to bring and control any action or proceeding with respect to infringement or challenge of any ARS Patent in the ALFRESA Territory, at its own expense and by counsel of its own choice. In such case, ARS’s counsel will reasonably cooperate with ALFRESA and its counsel in strategizing, preparing and prosecuting any such action or proceeding in the ALFRESA Territory. When ARS becomes a party to such action in the ALFRESA Terriotory, ARS shall have the right, at its own expense, to be represented in any such action, by counsel of ARS’s own choice, and ALFRESA and its counsel will reasonably cooperate with ARS and its counsel in strategizing, preparing and prosecuting any such action or proceeding in the ALFRESA Territory. If ALFRESA fails to bring an action or proceeding with respect to infringement of any ARS Patent in the ALFRESA Territory within (A) [***] following receipt or delivery (as applicable) of the notice of alleged infringement or (B) [***] before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, then following a discussion with ARS regarding the reasons why ALFRESA did not bring such action or proceeding, which reasons ARS shall consider in good faith, ARS shall have the right, but not the obligation, to bring and control such action or proceeding in the ALFRESA Territory at its own expense and by counsel of its own choice, and ALFRESA shall have the right, at its own expense, to be represented in any such action or proceeding by counsel of its own choice. ARS and its counsel will reasonably cooperate with ALFRESA and its counsel in strategizing, preparing and prosecuting any such action or proceeding in the ALFRESA Territory.

(ii) Except as otherwise agreed by the Parties in writing as part of a cost-sharing arrangement, any recovery or damages realized as a result of such action or proceeding with respect to ARS Patents shall be used first to reimburse the Parties’ documented out-of- pocket legal expenses incurred in such action or proceeding on a pro rata basis, and any remaining compensatory, punitive, or other damages that were awarded in respect of Products (including awards made in respect of lost sales or lost profits with respect to Products) shall be retained by the Party that brought and controlled such action or proceeding.

(c) ALFRESA Patents.

(i) ALFRESA shall have the sole right, as between ARS and ALFRESA, but not the obligation, to bring and control any action or proceeding with respect to infringement or challenge of any ALFRESA Patent in the ALFRESA Territory at its own expense and by counsel of its own choice, subject to this Section 10.4(c)(i). Any recovery or damages realized as a result of such action or proceeding by ALFRESA with respect to ALFRESA Patents in the ALFRESA Territory shall be used first to reimburse the Parties’ documented out-of-pocket legal expenses incurred in such action or proceeding on a pro rata basis, and any remaining compensatory, punitive, or other damages that were awarded in respect of Products (including awards made in respect of lost sales or lost profits with respect to Products) shall be retained by ALFRESA.

(ii) Subject to this Section 10.4(c)(ii), ARS shall have the first right, as between ARS and ALFRESA, but not the obligation, to bring and control any action or proceeding with respect to infringement or challenge of any ALFRESA Patent outside the ALFRESA Territory, at its own expense and by counsel of its own choice. ALFRESA shall have the right, at its own expense, to be represented in any such action by counsel of its own choice, and ARS and its counsel will reasonably cooperate with ALFRESA and its counsel in strategizing, preparing and prosecuting any such action or proceeding outside the ALFRESA Territory. If ARS fails to bring an action or proceeding with respect to infringement of any ALFRESA Patent outside the ALFRESA Territory within (A) [***] following receipt or delivery (as applicable) of the notice of alleged infringement or (B) [***] before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, then following a discussion with ARS regarding the reasons why ARS did not bring such action or proceeding, which reasons ALFRESA shall consider in good faith, ALFRESA shall have the right, but not the obligation, to bring and control any such action outside the ALFRESA Territory at its own expense and by counsel of its own choice, and ARS shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. ALFRESA and its counsel will reasonably cooperate with ARS and its counsel in strategizing, preparing and prosecuting any such action or proceeding outside the ALFRESA Territory. Except as otherwise agreed by the Parties as part of a cost-sharing arrangement, any recovery or damages realized as a result of such action or proceeding with respect to ALFRESA Patents outside the ALFRESA Territory shall be used first to reimburse the Parties’ documented out-of-pocket legal expenses incurred in such action or proceeding on a pro rata basis, and any remaining compensatory, punitive, or other damages that were awarded in respect of Products (including awards made in respect of lost sales or lost profits with respect to Products) shall be retained by the Party that brought and controlled such action or proceeding.

(d) Joint Patents.

(i) Subject to this Section 10.4(d)(i), ALFRESA shall have the first right, as between ALFRESA and ARS, but not the obligation, to bring and control any action or proceeding with respect to infringement or challenge of any Joint Patent in the ALFRESA Territory, at its own expense and by counsel of its own choice, and ARS shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. ALFRESA and its counsel will reasonably cooperate with ARS and its counsel in strategizing, preparing and prosecuting any such action or proceeding in the ALFRESA Territory. If ALFRESA fails to bring an action or proceeding with respect to infringement or challenge of any Joint Patent in the ALFRESA Territory within (A) [***] following the notice of alleged infringement or (B) [***] before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, then following a discussion with ALFRESA regarding the reasons why ALFRESA did not bring such action or proceeding, which reasons ARS shall consider in good faith, ARS shall have the right, but not the obligation, to bring and control any such action at its own expense and by counsel of its own choice, and ALFRESA shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. ALFRESA and its counsel will reasonably cooperate with

ARS and its counsel in strategizing, preparing and prosecuting any such action or proceeding in the ALFRESA Territory. Except as otherwise agreed by the Parties in writing as part of a cost-sharing arrangement, any recovery or damages realized as a result of such action or proceeding with respect to Joint Patents in the ALFRESA Territory shall be used first to reimburse the Parties’ documented out-of-pocket legal expenses incurred in such action or proceeding on a pro rata basis, and any remaining compensatory, punitive, or other damages were awarded in respect of Products (including awards made in respect of lost sales or lost profits with respect to Products) shall be retained by the Party that brought and controlled such action or proceeding.

(ii) Subject to this Section 10.4(d)(ii), ARS shall have the sole right, as between ARS and ALFRESA, but not the obligation, to bring and control any action or proceeding with respect to infringement or challenge of any Joint Patent outside the ALFRESA Territory, at its own expense and by counsel of its own choice, and ALFRESA shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Except as otherwise agreed by the Parties in writing as part of a cost-sharing arrangement, any recovery or damages realized as a result of such action or proceeding with respect to Joint Patents outside the ALFRESA Territory shall be used first to reimburse the Parties’ documented out-of-pocket legal expenses incurred in such action or proceeding on a pro rata basis, and any remaining compensatory, punitive, or other damages awarded in respect of Products (including awards made in respect of lost sales or lost profits with respect to Products) shall be retained by the Party that brought and controlled such action or proceeding.

(e) Cooperation. In the event a Party brings an action in accordance with this Section 10.4, the other Party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a party to such action.

10.5 Infringement of Third Party Rights. Each Party shall promptly notify the other Party in writing of any allegation by a Third Party that the manufacture, Development, importation, use, marketing, offer for sale or sale of any Composition or Product in the ALFRESA Territory infringes or may infringe the intellectual property rights of a Third Party (each an “Infringement Claim”). The notice shall set forth the facts of the Infringement Claim in reasonable detail, to the extent such notifying Party has the right to disclose them. ALFRESA shall have the first right to control any defense of any such Infringement Claim at its own expense and by counsel of its own choice, and ARS shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If ALFRESA fails to defend against such Infringement Claim action, or notifies ARS that it does not intend to defend against such Infringement Claim action, within (A) [***] following the notice of alleged infringement or (B) [***] before the time limit, if any, set forth in the appropriate laws and regulations for the response to such action, whichever comes first, ARS shall have the right, but not the obligation, to defend any such Infringement Claim action at its own expense and by counsel of its own choice, and ALFRESA shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

10.6 Consent for Settlement. Neither Party shall unilaterally enter into any settlement or compromise of any action or proceeding under this Article 10 that would in any manner alter, diminish, or be in derogation of the other Party’s rights under this Agreement without the prior written consent of such other Party, which shall not be unreasonably withheld, conditioned or delayed.

10.7 Trademarks. ALFRESA shall own and be responsible for all trademarks, trade names, branding or logos related to Commercialization of Products in the Field in the ALFRESA Territory. Subject to consultation with ARS through the JDC, ALFRESA shall be responsible for selecting, registering, prosecuting, defending, and maintaining all such marks at ALFRESA’s sole discretion, cost and expense. ARS shall not own all trademarks, trade names, branding or logos related to Commercialization of Products in the Field in the ALFRESA Territory and shall not, directly or indirectly through any Third Parties, register or prosecute any trademarks, trade names, branding or logos related to Commercialization of Products in the Field in the ALFRESA Territory, without obtaining prior written approval by ALFRESA.

10.8 ARS Controlled Patents Outside the ALFRESA Territory. For clarity, ARS reserves all rights to prepare, file, prosecute (including any interferences, reissue proceedings and re-examinations), maintain, defend and enforce all Patents owned or controlled by ARS related to Compositions and Products outside the ALFRESA Territory (other than Joint Patents, which are subject to this Article 10). In the event that ARS becomes aware of any infringement or threatened infringement by a Third Party of any ARS Patent outside the ALFRESA Territory, or any declaratory judgment or equivalent action challenging any ARS Patent in connection with any such infringement outside the ALFRESA Territory, ARS shall notify ALFRESA in writing to that effect.

11.	REPRESENTATIONS AND WARRANTIES

11.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Effective Date: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof, (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action, (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it, and (d) it has the right to grant the licenses granted by it under this Agreement.

11.2 Mutual Covenants. Each Party hereby covenants to the other Party as follows:

(a) Each Party shall conduct, and shall use Commercially Reasonable Efforts to cause its Sublicensees, contractors, and consultants to conduct, all of its activities contemplated under this Agreement in accordance with all applicable laws and regulations.

(b) Neither Party will use in any capacity, in connection with the Development, manufacture or Commercialization of any Product, any individual or entity who has been Debarred. Each Party shall inform the other Party in writing immediately upon becoming aware that any individual or entity who is performing hereunder is Debarred, or if any claim is pending or, to the best of such Party’s knowledge, is threatened, relating to the Debarment of such Party or any individual or entity used in any capacity by such Party in connection with the Development, manufacture or Commercialization of any Product. “Debarred” means, with respect to an individual or entity, that such an individual or entity (a) is debarred by the FDA pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act (“FDCA”), or is the subject of a conviction described in such section (or subject to a similar sanction of any other applicable Regulatory Authority), (b) is the subject of an FDA debarment investigation or proceeding (or similar proceeding of any other applicable Regulatory Authority), or (c) has been charged with or convicted under U.S. Law for conduct relating to the development or approval, or otherwise relating to the regulation, of any product under the Generic Drug Enforcement Act of 1992.

11.3 Additional ARS Representations and Warranties. ARS represents and warrants to ALFRESA that, as of the Effective Date:

(a) Exhibit 1 is a complete and correct list of all ARS Patent Rights in the ALFRESA Territory that are being licensed to ALFRESA under Section 2.1;

(b) ARS is the owner or co-owner, as the case may be, of all ARS Patents listed in Exhibit 1;

(c) ARS has obtained from all individuals and entities that participated with ARS in the invention of any ARS Patents effective assignments of all ownership rights of such individuals and entities in such ARS Patents either pursuant to written agreements or by operation of law;

(d) ARS has filed and prosecuted patent applications within the ARS Patents in Alfresa Territory and has complied with all duties of disclosure with respect thereto under Applicable Laws;

(e) all application, registration, maintenance and renewal fees in respect of the ARS Patents have been paid and to ARS’s knowledge, all necessary documents and certificates have been filed with the relevant agencies for the purpose of maintaining such ARS Patents;

(f) ARS has not received any written notice or does not otherwise have knowledge prior to Effective Date that ARS Patent or Product has infringed or would infringe any Third Party Patents;

(g) ARS has not, of the Effective Date, granted any Third Party rights under the ARS Technology or to Develop, Manufacture, register, use or Commercialize the Product in the Alfresa Territory that would interfere or be inconsistent with Alfresa’s rights hereunder, and there are no agreements or arrangements to which ARS or any of its Affiliates is a party relating to the Product, ARS Patents or ARS Know-How that would limit the rights granted to Alfresa under this Agreement, except for the terms of License Agreement dated as of [***] between ARS and [***] under which ARS licensed or acquired any ARS Patents or ARS Know-How from [***], as disclosed by ARS to ALFRESA; and no rights granted to Alfresa pursuant to this Agreement are in violation of any agreement between ARS or any of its Affiliates and any Third Party;

(h) ARS does not own or Control any Patent or other intellectual property right that dominates the subject matter of the claims set forth in the ARS Patents or that would otherwise prevent Alfresa from exploiting the license granted to it under the ARS Technology to Develop, Manufacture, register, use or Commercialize the Product in the ALFRESA Territory under this Agreement;

(i) ARS has not received any written notice and does not otherwise have knowledge that ARS Know-How would misappropriate the know-how of any Third Party;

(j) ARS has not initiated or been involved in any proceedings or claims in which it alleges that any Third Party is or was infringing or misappropriating any ARS Patents and ARS Know-how;

(k) To the best knowledge of ARS, no officer or employee of ARS is subject to any agreement with any other Third Party which requires such officer or employee to assign any interest in any ARS Patent or ARS Know-how relating to the Product in the Field and in the Alfresa Territory to any Third Party;

(l) ARS has taken all reasonable precautions to preserve the confidentiality of the ARS Know-How that is existing and documented as of the Effective Date;

(m) The documents containing ARS Patents, ARS Data and ARS Know-How disclosed or made available by ARS to Alfresa are true and accurate copies of what they purport to be. ARS has made available to Alfresa all ARS Patent, ARS Data and ARS Know-How and other relevant information in ARS’ possession or control relating to the Development, Manufacture and Commercialization of the Product. Without limiting the foregoing, ARS has disclosed to Alfresa any information known to ARS with respect to (i) the safety of the Product, and (ii) the efficacy of the Product, and (iii) any then existing circumstance which would be, to the best knowledge of ARS, likely to prevent or restrict the Development, Manufacturing and/or Commercialization of the Products and Compositions in the ALFRESA Territory;

(n) joint patent holder of ARS Patent acknowledges, agrees and approves to the grant of license pursuant to this Agreement to ALFRESA and ALFRESA’s application for the registration of Provisional Exclusive License and Exclusive License to Japan Patent Office pursuant to this Agreement.

11.4 Disclaimer. Except as expressly set forth in this Agreement, THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS PROVIDED BY EACH PARTY HEREUNDER ARE PROVIDED “AS IS” AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO. Without limiting the foregoing, (a) neither Party represents or warrants that any data obtained from conducting clinical trials in one country or jurisdiction will comply with the laws and regulations of any other country or jurisdiction, and (b) neither Party represents or warrants the success of any study or test conducted by pursuant to this Agreement or the safety or usefulness for any purpose of the technology it provides hereunder.

12.	INDEMNIFICATION

12.1 Indemnification by ARS. ARS hereby agrees to defend, indemnify and hold harmless ALFRESA, its Sublicensees and their respective directors, officers, employees and agents (each, an “ALFRESA Indemnitee”) from and against any and all liabilities, expenses and losses, including reasonable legal expenses and attorneys’ fees (collectively, “Losses”), to which any ALFRESA Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise out of: (a) the Development, use, handling, storage, sale or other disposition of any Composition or Product by ARS or its Affiliates or ARS Collaborators (excluding any activities by or on behalf of ALFRESA or its Affiliates or Sublicensees), (b) the negligence or willful misconduct of any ARS Indemnitee, or (c) the breach by ARS of any warranty, representation, covenant or agreement made by ARS in this Agreement; except, in each case (a)-(c), to the extent such Losses arise out of the negligence or willful misconduct of any ALFRESA Indemnitee or the breach by ALFRESA of any warranty, representation, covenant or agreement made by ALFRESA in this Agreement.

12.2 Indemnification by ALFRESA. ALFRESA hereby agrees to defend, indemnify and hold harmless ARS, its Affiliates and the ARS Collaborators and their respective directors, officers, employees and agents (each, an “ARS Indemnitee”) from and against any and all Losses to which any ARS Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise out of: (a) the Development, use, handling, storage, sale or other disposition of any Composition or Product by ALFRESA or its Affiliates or Sublicensees (excluding any activities by or on behalf of ARS or its Affiliates or ARS Collaborators), (b) the negligence or willful misconduct of any ALFRESA Indemnitee, or (c) the breach by ALFRESA of any warranty, representation, covenant or agreement made by ALFRESA in this Agreement; except, in each case (a)-(c), to the extent such Losses arise out of the negligence or willful misconduct of any ARS Indemnitee or the breach by ARS of any warranty, representation, covenant or agreement made by ARS in this Agreement.

12.3 Procedure. A Party that intends to claim indemnification under this Article 12 (the “Indemnitee”) shall promptly notify the indemnifying Party (the “Indemnitor”) in writing of any Third Party claim, demand, action or other proceeding (each, a “Claim”) in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have sole control of the defense or settlement thereof. The Indemnitee may participate at its expense in the Indemnitor’s defense of and settlement negotiations for any Claim with counsel of the Indemnitee’s own selection. The indemnity arrangement in this Article 12 shall not apply to amounts paid in settlement of any action with respect to a Claim, if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Third Party Claim shall only relieve the Indemnitor of its indemnification obligations under this Article 12 if and to the extent the Indemnitor is actually prejudiced thereby. The Indemnitee shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Claim covered by this indemnification.

12.4 Insurance. Each Party, at its own expense, shall maintain product liability and other appropriate insurance (or self-insure) in an amount consistent with sound business practice and reasonable in light of its obligations under this Agreement during the Term. Each Party shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon request.

12.5 Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE 13 AND UNLESS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; PROVIDED, HOWEVER, THAT THIS SECTION 12.5 SHALL NOT BE CONSTRUED TO LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS ARTICLE 12.

13.	CONFIDENTIALITY

13.1 Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the receiving Party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any Confidential Information of the other (disclosing) Party under this Agreement, and both receiving Parties shall keep confidential and, subject to Sections 13.2, 13.3 and 13.5, shall not publish or otherwise disclose the terms of this Agreement. Each receiving Party may use the disclosing Party’s Confidential Information only to the extent required to accomplish the purposes of this Agreement, including exercising its rights or performing its obligations. Each receiving Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but no less than reasonable care) to ensure that its employees, agents, consultants, contractors and other representatives do not disclose or make any unauthorized use of the disclosing Party’s Confidential Information. Each receiving Party will promptly notify the disclosing Party upon discovery of any unauthorized use or disclosure of the disclosing Party’s Confidential Information.

13.2 Exceptions. The obligations of confidentiality and restriction on use under Section 13.1 will not apply to any information that the receiving Party can demonstrate through contemporaneous written records: (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party or its representatives, generally known or available to the public; (b) is known by the receiving Party at the time of receiving such information, other than by previous disclosure of the disclosing Party, or its Affiliates, employees, agents, or contractors; (c) is hereafter furnished to the receiving Party without restriction by a Third Party who has no obligation of confidentiality or limitations on use with respect thereto, as a matter of right; or (d) is independently discovered or developed by the receiving Party without the use of Confidential Information belonging to the disclosing Party.

13.3 Authorized Disclosure. Each receiving Party may disclose Confidential Information belonging to the disclosing Party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

(a) filing, prosecuting, or maintaining Patents as permitted by this Agreement;

(b) regulatory filings for Products (for ALFRESA, only in the ALFRESA Territory) that such Party has a license or right to Develop hereunder in a given country or jurisdiction;

(c) prosecuting or defending litigation arising under this Agreement;

(d) complying with applicable court orders or governmental regulations; and

(e) disclosure to its and its Affiliates’ employees, contractors and agents, to ARS Collaborators (in the case of ARS) and to Sublicensees (in the case of ALFRESA), in each case on a need-to-know basis in connection with the Development and manufacture of Compositions, and Development, manufacture and Commercialization of Products in accordance with the terms of this Agreement, in each case under written obligations of confidentiality and non-use at least as stringent as those herein; and

(f) disclosure to potential and actual investors, acquirers, licensees and other financial or commercial partners solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition or collaboration in such receiving Party, in each case under written or professional obligations of confidentiality and non-use at least as stringent as those herein.

Notwithstanding the foregoing, in the event a receiving Party is required to make a disclosure of the disclosing Party’s Confidential Information pursuant to Section 12.3(c) or (d), and before making any such disclosure, it will, except where impracticable or prohibited, give prompt advance written notice to the disclosing Party of such requirement and its intended disclosure, and shall cooperate with the disclosing Party’s efforts to limit or avoid such disclosure and/or to seek a protective order, confidential treatment of such Confidential Information or other available remedy.. In any event, the Parties agree to take all reasonable action to avoid disclosure of a disclosing Party’s Confidential Information hereunder. Any information disclosed pursuant to Section 12.3(c) or (d) shall remain Confidential Information and subject to the restrictions set forth in this Agreement, including the foregoing provisions of this Article 13.

13.4 Publications. Each Party shall have the right to review and comment on any material proposed for public disclosure or publication by the other Party regarding results of and other information regarding the other Party’s Development or Commercialization activities with respect to Products, whether by oral presentation, manuscript or abstract, or other means of public disclosure, and including disclosures to the investment community, if such proposed public disclosure or publication might negatively affect Development and/or Commercialization of Products in the ALFRESA Territory (for ARS publications) or outside the ALFRESA Territory (for ALFRESA publications), as the case may be. For the sake of clarity, any press release by a Party shall follow the process set forth in Section 13.5 below, and not the process contained in this Section 13.4. Before any such material described in this Section 13.4 is submitted for publication or presentation of any such material is made, the receiving Party that proposed to publish or publicly disclose such material shall deliver a complete copy to the disclosing Party prior to submitting the material to a publisher or initiating any other public disclosure. Each disclosing Party shall review any such material and give its comments to the receiving Party as soon as practicable. With respect to oral presentation materials and abstracts, each disclosing Party shall make reasonable efforts to expedite review of such oral presentation materials and abstracts, and shall return its comments if any, on such items as soon as practicable to the receiving Party. Each receiving Party shall comply with the disclosing Party’s request to delete references to the disclosing Party’s Confidential Information in any such material and will delay any submission for publication or other public disclosure for a period of up to an additional ninety (90) days for the purpose of preparing and filing appropriate patent applications.

13.5 Publicity; Public Disclosures. The Parties will issue an initial press release substantially in the form agreed to prior to the Effective Date, on or as promptly as practicable following, the application for Regulatory Approval to PMDA. It is understood that each Party may desire or be required to issue subsequent press releases relating to this Agreement or activities hereunder. The Parties will consult with each other reasonably and in good faith with respect to the text and timing of all press releases prior to the issuance thereof, to the extent practicable, provided that a Party may not unreasonably withhold, condition or delay consent to such press releases, and that either Party may issue such press releases or make such disclosures to the SEC or other applicable agency as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations or for appropriate market disclosure. Each Party shall provide the other Party with advance notice of legally required disclosures to the extent practicable. The Parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by a Party with the SEC or as otherwise required by Applicable Laws; provided that each Party shall have the right to make any such filing as it reasonably determines necessary under Applicable Laws. In addition, following the initial press release announcing this Agreement, either Party shall be free to disclose, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party and those terms of the Agreement which have already been publicly disclosed in accordance herewith.

13.6 Prior Confidentiality Agreement. As of the Effective Date, the terms of this Article 13 shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties (or their Affiliates) relating to the subject of this Agreement, including the Confidentiality Agreement. Any information disclosed pursuant to any such prior agreement shall be deemed Confidential Information for purposes of this Agreement.

13.7 Equitable Relief. Given the nature of the Confidential Information and the competitive damage that a Party may suffer upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages may not be a sufficient remedy for any breach of this Article 13. In addition to all other remedies, a Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 13.

14.	TERM AND TERMINATION

14.1 Term. This Agreement shall commence on the Effective Date and, unless terminated earlier as provided in this Article 14 or by mutual written agreement of the Parties, shall continue until the latest of (i) expiration of the last-to-expire Valid Claim of the ARS Patents and Joint Patents covering the composition, method of manufacture or method of use in the Field of any Product in the ALFRESA Territory; or (ii) [***] after the First Commercial Sale of any Product in the ALFRESA Territory (the “Term”). Upon expiration (but not termination) of this Agreement, ALFRESA’s licenses under Section 2.1 will become perpetual, irrevocable, non-exclusive, fully paid-up and royalty free.

14.2 Termination for Cause.

(a) Material Breach. Each Party shall have the right to terminate this Agreement in its entirety upon written notice of termination delivered to the other Party, if such other Party materially breaches this Agreement and has not cured such breach within [***] ([***] with respect to any payment breach) after receipt of written notice from the non-breaching Party describing such breach and demanding its cure.

(b) Bankruptcy. Each Party shall have the right to terminate this Agreement in its entirety upon written notice to the other Party if such other Party makes a general assignment for the benefit of creditors, files a voluntary insolvency petition in bankruptcy, petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets, commences under the laws of any jurisdiction any proceeding involving its dissolution, liquidation or any other similar proceeding for the release of financially distressed debtors or becomes a party to any proceeding or action of the type described above and such proceeding is not dismissed within [***] after the commencement thereof.

14.3 Termination for Patent Challenge. ARS shall have the right to terminate this Agreement in its entirety upon written notice to ALFRESA if ALFRESA or any of its Affiliates or Sublicensees directly, or indirectly through any Third Party, (a) commences any interference or opposition proceeding with respect to, or opposes any extension of or the grant of a supplementary protection certificate with respect to, any ARS Patent, or (b) institutes, actively participates as an adverse party in, or otherwise provides material support to, any action, suit or other proceeding to invalidate any ARS Patent or to obtain a ruling that any claim within any ARS Patent is unenforceable or not patentable.

14.4 Termination by ALFRESA. (a) Invalidity of ARS Patents. ALFRESA shall have the right to terminate this Agreement upon written notice to ARS when an examiner or trial makes final and biding decision to refuse to grant any ARS Patent to ARS or when a trial decision to the effect that the ARS Patent is to be invalidated has become final and binding by giving notice to ARS with the immediate effect. (b) Termination without Cause. ALFRESA shall have the right to terminate this Agreement at any time for any reason or for no reason upon [***] written notice to ARS.

14.5 Effects of Termination for in Certain Situations. Upon any termination of this Agreement by ARS pursuant to Section14.2, 14.3 or the termination of this Agreement by ALFRESA pursuant to 14.4, the following will apply:

(a) Termination of Licenses and Other Rights. All licenses granted to ALFRESA will automatically terminate, all other rights and obligations of the Parties under this Agreement will terminate, and all sublicenses under the ARS Technology granted from ALFRESA to any Sublicensee will automatically terminate, in each case on the effective date of termination.

(b) Assignments. ARS shall notify ALFRESA within [***] after the effective date of termination whether it wishes to obtain the assignments set forth in Sections 14.5(b)(i)-(iii). All such assignments under Sections 14.5(b)(i)-(iii) will be without cost to ARS.

(i) Regulatory Filings. As promptly as practicable (and in any event within [***]) after such notice, ALFRESA shall: (A) to the extent not previously provided to ARS, deliver to ARS true, correct and complete copies of all Regulatory Filings (including Regulatory Approvals) for Products in the Field in the ALFRESA Territory, and provide to ARS all ALFRESA Know-How not previously disclosed to ARS; (B) and hereby does, effective upon such termination, transfer and assign, or cause to be transferred or assigned, to ARS or its designee (or to the extent not so assignable, take all reasonable actions to make available to ARS or its designee all of the benefits of) all Regulatory Filings (including Regulatory Approvals) for Products in the Field in the ALFRESA Territory, whether held in the name of ALFRESA or its Affiliate or Sublicensee; and (C) take such other actions and execute such other instruments, assignments and documents as may be necessary to effect, evidence, register and record the transfer, assignment or other conveyance of rights under this Section 14.5(b)(i) to ARS;

(ii) ALFRESA Technology. ALFRESA shall, and hereby does, effective upon such termination, assign to ARS all of ALFRESA’s and its Affiliates’ right, title and interest in and to the ALFRESA Technology, and ALFRESA shall promptly take such actions and execute such instruments, assignments and documents as may be necessary to effect, evidence, register and record such assignment, at ARS’s cost;

(iii) Marks. ALFRESA shall, and hereby does, effective on such termination that occurs during the period until the latest of (i) expiration of the last-to-expire Valid Claim of the ARS Patents and Joint Patents covering the composition, method of manufacture or method of use in the Field of any Product in the ALFRESA Territory; or (ii) 10 years after the First Commercial Sale of any Product in the ALFRESA Territory, assign to ARS all of ALFRESA’s and its Affiliates’ right, title and interest in and to any and all Product-specific trademarks used by ALFRESA and its Affiliates in the ALFRESA Territory, including all goodwill therein, and ALFRESA shall promptly take such actions and execute such instruments, assignments and documents as may be necessary to effect, evidence, register and record such assignment, at ARS’s cost;

(c) Wind-Down. ALFRESA shall, as directed by ARS, either wind-down any ongoing Development activities of ALFRESA and its Sublicensees with respect to any Compositions or Products in the Field in the ALFRESA Territory in an orderly fashion or promptly transfer such Development activities to ARS or its designee, in compliance with all Applicable Laws;

(d) Transition Assistance. ALFRESA shall, at ARS’s cost, provide reasonable consultation and assistance for a period of no more than [***] for the purpose of transferring or transitioning to ARS all ALFRESA Know-How not already in ARS’s possession and, at ARS’s request, all then-existing commercial arrangements relating specifically to Compositions and Products that ALFRESA is able, using Commercially Reasonable Efforts, to transfer or transition to ARS, in each case, to the extent reasonably necessary or useful for ARS to commence Developing, manufacturing, or Commercializing Products in the ALFRESA Territory. The foregoing shall include transferring, upon request of ARS, any agreements with Third Party suppliers or vendors that specifically cover the supply or sale of Compositions or Products in the ALFRESA Territory. If any such contract between ALFRESA and a Third Party is not assignable to ARS (whether by such contract’s terms or because such contract does not relate specifically to Compositions or Products) but is otherwise reasonably necessary or useful for ARS to commence Developing, manufacturing, or Commercializing Products in the ALFRESA Territory, or if ALFRESA manufactures the Product itself (and thus there is no contract to assign), then ALFRESA shall reasonably cooperate with ARS to negotiate for the continuation of services or supply from such entity, or ALFRESA shall supply such Composition or Product, as applicable, to ARS for a reasonable period (not to exceed [***]) until ARS establishes an alternate, validated source of such services or supply of finished, packaged, labeled Product for the ALFRESA Territory. The cost to ARS for such supply from ALFRESA shall be negotiated and agreed with each other, but no greater than the cost to ALFRESA for such supply.

(e) Remaining Inventories. ALFRESA shall promptly deliver, at no charge, to ARS all of the inventory of Compositions and Products held by ALFRESA as of the date of termination at a price equal to ALFRESA’s actual cost to acquire or manufacture such inventory.

14.6 Effects of Material Breach by ARS. If ARS materially breaches this Agreement and has not cured such breach within [***] after notice of such breach from ALFRESA (or, in the event the breach is not one that can be cured within [***], has not implemented a plan to cure such breach within [***]) ALFRESA shall have the right to seek the following remedies;

(a) In the case that ALFRESA will exercise its right to terminate this Agreement pursuant to Section 14.2(a), Section 14.5 (a)-(e) will apply, provided that, ARS shall reimburse all reasonable internal (at a fully-burdened rate) and external costs incurred by ALFRESA to conduct ARS-requested activities under Section 14.5(b)-(e), notwithstanding anything to the contrary in Section 14.5(b)-(e).

(b) In the case that ALFRESA will not exercise its right to terminate this Agreement pursuant to Section 14.2(a), this Agreement shall survive and remain in full force and effect.

14.7 Confidential Information. Upon termination of this Agreement in its entirety, except to the extent that a receiving Party obtains or retains the right to use the disclosing Party’s Confidential Information, each receiving Party shall promptly return to the disclosing Party, or delete or destroy, all relevant records and materials in such receiving Party’s possession or control containing Confidential Information of the disclosing Party; provided that such receiving Party may keep one copy of such materials for archival purposes only subject to continuing confidentiality obligations. All ALFRESA Know-How assigned to ARS after the termination of this Agreement as set forth in Section 14.5 and 14.6(a) will be deemed ARS’s Confidential Information and no longer ALFRESA’s Confidential Information.

14.8 Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation or right accruing prior to such expiration or termination. Except as set forth below or elsewhere in this Agreement, the obligations and rights of the Parties under the following provisions of this Agreement shall survive expiration or termination of this Agreement: [To be populated]

14.9 Exercise of Right to Terminate. The use by either Party hereto of a termination right provided for under this Agreement shall not give rise to the payment of damages or any other form of compensation or relief to the other Party with respect thereto; provided, however, that termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.

14.10 Damages; Relief. Subject to Section 14.8, termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.

14.11 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by one Party to the other Party are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws. A Party that is a licensee of such rights under this Agreement will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws. In the event of the commencement of a bankruptcy proceeding by or against a Party to this Agreement under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws, the other Party will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property that are necessary for use and exploitation of such other Party’s licenses and rights hereunder, and same, if not already in its possession, will be promptly delivered to it (a) upon any such commencement of a bankruptcy or insolvency proceeding upon its written request therefor, unless the bankrupt Party elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of the bankrupt Party upon written request therefor by the other Party. In the event where any Third Party other than the bankrupt Party (including but not limited to CMO) owns or possesses a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property that are necessary for use and exploitation of such other Party’s licenses and rights hereunder, and same, the bankrupt Party shall procure such Third Party to deliver such complete duplicate to the other Party, upon such other Party’s written request.

15.	DISPUTE RESOLUTION

15.1 Objective. The Parties recognize that disputes as to matters (i) arising under, or relating to, this Agreement or (ii) either Party’s rights and obligations hereunder may arise from time to time. It is the objective of the Parties to establish procedures to facilitate the resolution of such disputes in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 15 to resolve any such dispute if and when it arises.

15.2 Resolution by Executive Officers. Except as otherwise provided in Article 3, if an unresolved dispute as to matters arising under or relating to this Agreement or either Party’s rights and obligations hereunder arises, either Party may refer such dispute to the Executive Officers, who shall meet in person or by telephone within [***] after such referral to attempt in good faith to resolve such dispute. If such matter cannot be resolved by discussion of such Executive Officers within such [***] period (as may be extended by mutual written agreement), such dispute shall be resolved in accordance with Section 15.3.

15.3 Arbitration.

(a) If the Parties do not resolve a dispute as provided in Section 15.2, and a Party wishes to pursue the matter, each such dispute that is not an Excluded Claim (defined below) shall be resolved by binding arbitration administered by [***] in accordance with the Arbitration Rules of [***] for the time being in force, which rules are deemed to be incorporated by reference in this clause. The arbitration award rendered in any such arbitration will be final and not appealable and may be executed by any court of competent jurisdiction. If either Party intends to commence binding arbitration of such dispute, such Party will provide written notice to the other Party informing the other Party of such intention and the issues to be resolved. Within [***] after the receipt of such notice, the other Party may, by written notice to the Party initiating binding arbitration, add additional issues to be resolved.

(b) The arbitration shall be conducted by a [***] appointed in accordance with the SIAC Rules, none of whom shall be a current or former employee or director, or a then-current stockholder, of either Party, their respective Affiliates or any Sublicensee. The place of arbitration shall be [***] and all proceedings and communications shall be in English.

(c) It is the intention of the Parties that discovery, although permitted as described herein, will be limited except in exceptional circumstances. The arbitrators will permit such limited discovery necessary for an understanding of any legitimate issue raised in the arbitration, including the production of documents. No later than [***] after selection of the arbitrators, the Parties and their representatives shall hold a preliminary meeting with the arbitrators, to mutually agree upon and thereafter follow procedures seeking to assure that the arbitration will be concluded within [***] from such meeting. Failing any such mutual agreement, the arbitrators will design and the Parties shall follow procedures to such effect.

(d) Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other non- compensatory damages. The award shall be in writing and shall describe the basis for the award and the arbitrators’ decision(s). The arbitrators shall have the power to order that all or part of the legal or other costs incurred by a Party in connection with the arbitration be paid by the other Party. Each Party shall bear an equal share of the arbitrators’ and any administrative fees of arbitration.

(e) Except to the extent necessary to confirm or enforce an award or as may be required by Applicable Law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable [***] of limitations.

(f) As used in this Section, the term “Excluded Claim” means a dispute, controversy or claim that concerns (i) the validity, enforceability or infringement of a patent, trademark or copyright or (ii) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

16.	GENERAL PROVISIONS

16.1 Governing Law. This Agreement, and all questions regarding the existence, validity, interpretation, breach or performance of this Agreement, shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, United States, without reference to its conflicts of law principles. The application of the U.N. Convention on Contracts for the International Sale of Goods (1980) is excluded.

16.2 Entire Agreement; Modification. This Agreement is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the Parties to this Agreement.

16.3 Relationship Between the Parties. The Parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.

16.4 Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

16.5 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations of a Party hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that either Party may, upon the prior notice to the other Party, assign or otherwise transfer this Agreement in its entirety without the other Party’s consent:

(a) in connection with the transfer or sale to a Third Party of all or substantially all of the business or assets of such Party relating to Products, whether by merger, consolidation, divesture, restructure, sale of stock, sale of assets or otherwise, provided that in the event of any such transaction (whether this Agreement is actually assigned or is assumed by the acquiring Party by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the acquiring party to such transaction (if other than one of the Parties to this Agreement) shall not be included in the technology licensed hereunder; or

(b) to an Affiliate, provided that the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate.

The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties specified above, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this section. Any assignment not in accordance with this Section 16.5 shall be null and void.

16.6 Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not, to the extent feasible, affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

16.7 Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, or by (a) air mail (postage prepaid) requiring return receipt, (b) overnight courier, or (c) facsimile or electronic mail (with written confirmation of the recipient) thereafter by any of the foregoing, to the Party to be notified at its address(es) given below, or at any address such Party may designate by prior written notice to the other in accordance with this Section 16.7. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (i) the date of actual receipt; (ii) if air mailed, [***] after the date of postmark; (iii) if delivered by overnight courier, the next day the overnight courier regularly makes deliveries, (iv) if sent by facsimile, the date of confirmation of receipt if during the recipient Party’s normal business hours, otherwise the next business day, (v) if notice is given by electronic mail, a hard copy shall be provided via air mail (postage prepaid) requiring return receipt, or courier service; the receipt of such hard copy by the receiving Party shall constitute notice here under.

If to ALFRESA, notices must be addressed to:

Alfresa Pharma Corporation

2-2-9 Kokumachi, Chuo-ku,

Osaka 540-8575, Japan

with a copy to:

Alfresa Pharma Corporation

2-2-9 Kokumachi, Chuo-ku,

Osaka 540-8575, Japan

If to ARS, notices must be addressed to:

ARS Pharmaceuticals, Inc.

3525 Del Mar Heights Rd., #855

San Diego, CA 92130, USA

Attention: Chief Executive Officer Facsimile:

with a copy to:

ARS Pharmaceuticals, Inc.

3525 Del Mar Heights Rd., #855

San Diego, CA 92130, USA

Attention: Chief Business Officer Facsimile:

16.8 Force Majeure. Each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement or delay or failure of transportation or supply of raw materials (other than failure to make payment when due) by reason of any event beyond such Party’s reasonable control including but not limited to Acts of God, fire, flood, explosion, earthquake, epidemic, pandemic, or other natural forces, war, civil unrest, acts of terrorism, accident, destruction or other casualty, , or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the affected Party has not directly or indirectly caused such event(s) to occur. Notice of a Party’s failure or delay in performance due to force majeure must be given in writing to the other Party within [***] after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any Party be required to prevent or settle any labor disturbance or dispute.

16.9 Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable. Unless otherwise specified, references in this Agreement to any Article shall include all Sections, subsections and paragraphs in such Article, references to any Section shall include all subsections and paragraphs in such Section, and references in this Agreement to any subsection shall include all paragraphs in such subsection. The word “including” and similar words means including without limitation. The word “or” means “and/or” unless the context dictates otherwise because the subject of the conjunction are mutually exclusive. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision. All references to days in this Agreement mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.

16.10 Counterparts; Electronic or Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed and delivered electronically or be executed by facsimile or PDF signature or other electronic signature means, and upon such delivery such electronic delivery or facsimile, PDF or electronic signature(s) will be deemed to have the same effect as if the original signature had been delivered to the other Party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this COLLABORATION AND LICENSE AGREEMENT to be executed and entered into by their duly authorized representatives as of the Effective Date.

ARS PHARMACEUTICALS, INC.		ALFRESA PHARMA CORPORATION

By:	/s/ Richard Lowenthal	By:	/s/ Koichi Shimada
Name: Richard Lowenthal		Name: Koichi Shimada
Title: President & Chief Executive Officer		Title: President & CEO
Date: 4/30/2020		Date: 4/29/2020

SIGNATURE PAGE TO COLLABORATION AND LICENSE AGREEMENT